UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §.240.14a-12
FLEXSTEEL INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877
November 1, 2022
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Flexsteel Industries, Inc. to be held virtually via live webcast on Wednesday, December 14, 2022, at 10:00 a.m. Central Time, at www.virtualshareholdermeeting.com/FLXS2022. This year’s annual meeting will be in a virtual format only. Instructions regarding virtual meeting attendance are set forth in the Notice below.
Shareholders at the close of business on Tuesday, October 17, 2022, will be able to participate in the virtual meeting online, vote shares electronically, and submit questions in the virtual meeting forum before and during the meeting. Prior to the meeting, you may vote your shares and submit pre-meeting questions online by visiting www.proxyvote.com and following the instructions on your proxy card.
We have elected to take advantage of the “notice and access” rules of the Securities and Exchange Commission to furnish most of our shareholders with proxy materials over the internet. These rules allow us to provide you with the information you need, while reducing printing and delivery costs.
Your vote on the proposals is important. Whether or not you attend the meeting, we encourage you to vote your shares in order to make certain that you are represented at the meeting. You may vote over the internet, as well as by telephone, or if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.
Sincerely,

Thomas M. Levine Chairman of the Board
Record Date:	Tuesday, October 17, 2022
Date of Meeting:	Wednesday, December 14, 2022
Time:	10:00 a.m. Central Time
Place:	Held virtually online via live webcast at
www.virtualshareholdermeeting.com/FLXS2022
IMPORTANT
Whether you own one share or many, each shareholder is urged to vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are furnishing our proxy materials on the Internet. “Proxy materials” means this proxy statement, our 2022 Annual Report and any amendments or updates to these documents. Our proxy materials are available on the Internet to the general public at http://materials.proxyvote.com/FLXS2022.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held December 14, 2022
TO THE SHAREHOLDERS:
The annual meeting of shareholders of Flexsteel Industries, Inc. will be held virtually via live webcast on Wednesday, December 14, 2022, at 10:00 a.m. Central Time, or at any adjournment or postponement thereof. You will be able to attend the annual meeting online, listen to the meeting live, submit questions and vote by visiting www.virtualshareholdermeeting.com/FLXS2022 and entering the 16-digit control number included in our Notice Regarding the Availability of Proxy Materials or on your proxy card (if you received a printed copy of the proxy materials).
The meeting will be held for the following purposes:
1.
To elect three Class III Directors to serve until the 2025 annual meeting and until their respective successors have been elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination.

2.	To approve, on an advisory basis, the compensation of our named executive officers.
3.	To approve the Flexsteel Industries, Inc. 2022 Equity Incentive Plan.
4.	To consider such other business as may properly come before the meeting or any adjournments or postponements thereof.
October 17, 2022 has been fixed as the record date for the determination of common shareholders entitled to notice of, and to vote at, the virtual annual meeting. Only holders of record at the close of business on that date will be entitled to vote at the meeting or any adjournments or postponements of the meeting.
Whether or not you plan to attend the meeting, please vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS

G. Alejandro Huerta
Secretary
November 1, 2022
IMPORTANT
Please vote by internet or telephone, or if you received paper copies of our proxy materials, you can also mark, date, sign and promptly mail the accompanying proxy card in the enclosed envelope so that your shares will be represented at the meeting.

FLEXSTEEL INDUSTRIES, INC.
P.O. Box 877
Dubuque, Iowa 52004-0877

PROXY STATEMENT
Annual Meeting of Shareholders to be Held December 14, 2022
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement and the proxy are solicited on behalf of the Board of Directors (the “Board”) of Flexsteel Industries, Inc. to be used at the annual meeting of shareholders to be held virtually on Wednesday, December 14, 2022, and any adjournments or postponements thereof, for the purposes set forth in the notice of meeting accompanying this proxy statement. The Company will pay the cost of the solicitation of proxies.
The mailing address of the corporate office and principal executive office of the Company is P.O. Box 877, Dubuque, Iowa 52004-0877. The approximate date on which this proxy statement and accompanying proxy card are first available to shareholders is November 1, 2022.
Meeting Purposes
At the meeting, shareholders will elect three Class III Directors, William S. Creekmuir, M. Scott Culbreth and Jerald K. Dittmer for three-year terms expiring at the shareholders’ meeting in 2025. In addition, the Board is asking the shareholders to approve, on an advisory basis, the compensation of our named executive officers, and to approve the Company’s 2022 Equity Incentive Plan. We do not expect that any other business, except for routine or procedural matters, will be brought up at the meeting. If any other business is properly brought up at the meeting, the persons named in the enclosed proxy will have authority to vote on these matters at their discretion.
Proxy Materials Available on Internet
In an effort to reduce the cost of delivering the proxy materials to our shareholders, we are making the materials available to our shareholders on the internet. On or about November 1, 2022, we sent shareholders a one-page “Notice of Internet Availability of Proxy Materials,” which included instructions on how to access our proxy materials on the Internet. The proxy materials, consisting of this proxy statement and our fiscal 2022 annual report to shareholders, are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote your shares. By making the materials available through the internet, we expect to reduce our costs, conserve natural resources, and expedite the delivery of the proxy materials. However, if you prefer to receive hard copies of the proxy materials, please follow the instructions included on the Notice of Internet Availability of Proxy Materials.
Voting
Only shareholders of record at the close of business on October 17, 2022, the record date, will be eligible to vote. There is only one class of stock entitled to vote at the meeting, our common stock, $1.00 par value, of which there were 5,291,271 shares outstanding on the record date. A quorum, which is a majority of the outstanding shares, is needed to conduct a meeting. Each share is entitled to one vote for each director position; cumulative voting is not available. We encourage you to vote by telephone or on the internet. If your shares are held in your name, you can vote by telephone or on the internet by following the instructions on the proxy card or as explained in the Notice of Internet Availability of Proxy Materials. If you are a beneficial holder with your shares held in the name of your broker, bank, or other financial institution, you will receive telephone or internet voting instructions from the institution. If you received a paper copy of the proxy materials, you may vote your shares by signing and dating each proxy card you received and returning the cards in the enclosed envelope. The proxies will be voted according to your directions on the proxy card. If you return a signed card without specifying your vote, your shares will be voted:
•	FOR the election of William S. Creekmuir, M. Scott Culbreth and Jerald K. Dittmer (Proposal I);
•	FOR approval, on an advisory basis, of the compensation of our named executive officers (Proposal II); and
•	FOR approval of the Flexsteel Industries, Inc. 2022 Equity Incentive Plan. (Proposal III).

If you sign and return your proxy card, your shares will be voted on any other business that properly comes before the meeting as determined by the persons named in the proxy. We urge you to sign, date, and return your proxy card promptly, or vote by telephone or on the internet, even if you plan to attend the virtual meeting via live webcast. If you do attend the virtual meeting, you will be able to vote your shares at the meeting even if you previously signed a proxy card or voted by telephone or on the internet. However, if you hold your shares in street name you must request a legal proxy from your broker or nominee to vote in person at the virtual meeting.
Shares Held by Broker
If you hold your shares through a broker, bank, or other financial institution, you will receive your proxy materials and voting instructions from the institution. Your broker, bank, or financial institution will not vote your shares for any of the proposals without your specific instructions. To ensure your vote is counted, you must provide directions to your broker, bank, or financial institution by following its instructions.
Changing Your Vote or Revoking Your Proxy
If you are a shareholder of record, you may change your vote or revoke your proxy at any time prior to the final vote at the meeting by:
•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
•	providing written notice of revocation to our Secretary at Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877 prior to or at the meeting; or
•	attending the meeting and voting virtually.
Your most recent proxy submitted by proxy card or Internet is the one that is counted. Your attendance at the meeting by itself will not automatically revoke your proxy.
For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee following the instructions they provided, or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting virtually.
Vote Required
Votes cast by proxy or in person will be counted by the inspector of election appointed for the meeting, who will be present at the meeting. With respect to Proposal I, the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of the director nominees named in this proxy statement. In determining a quorum, a “WITHHELD” vote will be counted, but will not be voted in favor of the nominee with respect to whom authority has been withheld. The three nominees that receive the highest number of “FOR” votes will be elected.
With respect to Proposal II and Proposal III, the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required. Accordingly, an abstention on Proposal II or Proposal III will have the same effect as voting “against” the matter.
While the Board knows of no other matter to be presented at the meeting or any adjournment or postponement of the meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxies.
Number of Copies Sent to Household
For two or more shareholders sharing the same address that do not participate in the electronic delivery of proxy materials, we only send your household a single copy of our annual report and proxy statement unless you previously withheld your consent to “householding” or instruct us otherwise. Householding saves us the expense of mailing duplicate documents to your home and conserves our natural resources, and we hope that receiving one copy rather than multiple copies is more convenient for you. However, we will promptly provide additional copies of our fiscal 2022 annual report or this proxy statement to the other shareholders in your household if you send a written request to: Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877, or you may call us at 563-556-7730 to request additional copies. Copies of the annual report, proxy statement, and other reports we file with the SEC are also available on our website at https://ir.flexsteel.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov.
You may revoke your consent to householding at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free 866-540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL I
ELECTION OF DIRECTORS
Our Amended and Restated Articles of Incorporation permit the election of 13 directors. The Board currently consists of nine persons divided into three classes. At each annual meeting, the terms of one class of directors expire and persons are elected to that class for terms of three years or until their respective successors are duly qualified and elected or until their earlier director class reassignment, resignation, removal, retirement or termination. The Nominating and Governance Committee believes that as a group, the nominees below bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.
Set forth below is information with respect to all Board members, including the nominees, their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Flexsteel director and their age as of November 1, 2022.
The Board believes that the directors listed below come from a wide variety of business backgrounds, possess highly ethical standards, uncompromising integrity, operate in the best interest of the shareholders, and the majority are independent as defined by the Nasdaq Stock Market listing standards.
On December 21, 2021, the Board appointed M. Scott Culbreth to the Board to serve as a Class III Director and on September 30, 2022, the Board appointed Jeanne McGovern as a Class I Director. On September 30, 2022, Eric S. Rangen gave the Board notice that he would resign from the Board effective after the December 14, 2022, Board meeting. The Board has determined that with respect to the election of directors at the 2022 annual meeting, the Board will, after the effectiveness of Mr. Rangen’s resignation, consist of eight members and has nominated, based on the recommendation of the Nominating and Governance Committee, William S. Creekmuir, M. Scott Culbreth and Jerald K. Dittmer for election as Class III Directors of the Company.
The Class III Directors’ next term expires at the 2025 annual meeting or upon their respective successors being elected and qualified or until their earlier director class reassignment, resignation, removal, retirement or termination. It is the intention of the proxies named herein to vote FOR these nominees unless otherwise directed in the proxy.
DIRECTORS NOMINATED FOR ELECTION, CLASS III
William S. Creekmuir Age 67 Director since 2019
Mr. Creekmuir is the owner and President of Pinnacle Search Partners, LLC, a global executive search firm, and has served in that capacity since December 2015. Mr. Creekmuir has been a director and partial owner of Iconics Custom Signage, LLC since October 2017, and became sole owner in June 2020. He is a director of Party City Holdco Inc., the leading party goods and Halloween specialty retailer by revenue in North America and the world’s largest vertically integrated supplier of decorated party goods, since March 2016; he is also Chair of its Audit Committee. Mr. Creekmuir served as Executive Vice President and Chief Financial Officer of private equity-owned Simmons Bedding Company from 2000 to 2011, and publicly traded LADD Furniture, Inc., a furniture manufacturer, from 1992 to 2000. His earlier years were spent with KPMG LLP, where he was a Partner and held responsibilities in both the United States and Ireland.

Mr. Creekmuir has a Bachelor of Science degree in Business Administration from The University of North Carolina at Chapel Hill. Mr. Creekmuir brings experience in corporate finance, accounting, talent management, and the home furnishings industry to the Board.

M. Scott Culbreth Age 52 Director since 2021
Mr. Culbreth has served as the President, Chief Executive Officer and director of American Woodmark Corporation, a publicly held cabinet manufacturer, since 2020. From 2014 to 2020, he served as American Woodmark’s Senior Vice President and Chief Financial Officer. Prior to American Woodmark, Mr. Culbreth served as the Chief Financial Officer at Piedmont Hardware Brands, a provider of home improvement and hardware products, from 2013 to 2014 and held various finance-related roles at Newell Brands, Inc., a global consumer goods company, from 2007-2013.

Mr. Culbreth holds a bachelor’s degree in finance from Virginia Tech and an MBA from Washington University in St. Louis. Mr. Culbreth brings experience in corporate finance, accounting, and public company executive leadership to the Board.

Jerald K. Dittmer Age 65 Director since 2018
Mr. Dittmer joined the Board following his appointment to President and Chief Executive Officer of the Company in December 2018. During 2018, Mr. Dittmer was the Chief Executive Officer of Austin Business Furniture, a regional office furniture dealership. From 2008 to 2017, Mr. Dittmer served as Executive Vice President of HNI Corporation, a publicly traded office furniture manufacturer and the world’s leading hearth products company, and President of The HON Company, a large office furniture designer and manufacturer serving independent dealers, wholesalers and national suppliers. In these roles he drove overall strategy to transform go-to-market capabilities, including its e-commerce initiatives, which resulted in significant profitable sales growth. Previously, Mr. Dittmer held several leadership roles, including Chief Financial Officer at HNI Corporation, from 1991 to 2008. As Chief Financial Officer, he was responsible for HNI’s domestic and international finance, accounting, treasury, tax, enterprise risk management, internal audit, and information technology. He also played an instrumental role in accelerating the company’s growth rate through acquisitions in the U.S. and Canada.

Mr. Dittmer is a graduate of Iowa State University, where he obtained a Bachelor of Science in Industrial Administration with an emphasis in Accounting, and has also completed executive education programs at the University of Michigan and Northwestern University. Mr. Dittmer brings more than 30 years of experience in the furniture industry, including top leadership positions overseeing corporate operations, planning, acquisitions and finance to the Board.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2023 ANNUAL MEETING, CLASS I
Matthew A. Kaness Age 49 Director since 2019
Mr. Kaness, since September 2022, has been the Chief Executive Officer of Goodwillfinds eCommerce, Inc., a social enterprise comprised of a re-commerce technology platform and secondhand marketplace under license from Goodwill Industries International, Inc. Previously, he was a member of the US Advisory Board of Afterpay, Ltd., a global technology-driven payments company (and now a subsidiary of Block Inc.), from 2018 to 2022. Mr. Kaness served as interim Chief Executive Officer of Lucky Brand Dungarees, Inc., a clothing manufacturer and marketer, from September 2019 to July 2020 and as Executive Chairman from January 2020 to July 2020. On July 3, 2020, Lucky Brand filed for protection under Chapter 11 of the federal bankruptcy laws, and on August 12, 2020, the U.S. Bankruptcy Court for the District of Delaware approved the purchase of Lucky Brand by SPARC Group LLC. Mr. Kaness was the President and Chief Executive Officer of ModCloth, Inc., a fashion e-commerce company, from 2015 to 2017, which was sold to Walmart. From 2017 to 2018, he was an officer in Walmart’s US e-commerce division. Previously, he was the Chief Strategy Officer at Urban Outfitters, Inc., an international fashion and lifestyle omni-channel retailer.

Mr. Kaness holds a Bachelor of Science degree in Mechanical Engineering from the Catholic University of America and an MBA from the Darden Graduate School of Business at the University of Virginia. Mr. Kaness brings experience in corporate development, general management, e-commerce and digital transformation to the Board.

Thomas M. Levine Age 73 Director since 2010
Mr. Levine has been an Independent Management Advisor from 1995 to present. Previously at Fostin Capital Corp., a venture capital investment management company, he held the position of Executive Vice President from 1982 to 1999. Prior experience includes Vice President of Foster Industries, Inc., a private investment company, from 1982 to 1994, and the corporate law firm of Berkman Ruslander Pohl Lieber & Engel from 1974 to 1982, where he was a Partner of the firm from 1980 to 1982.

Mr. Levine has a Bachelor of Arts degree from Colgate University and a Juris Doctor degree from the University of Chicago Law School. Mr. Levine brings experience in general management, business and legal matters to the Board.

Jeanne McGovern Age 63 Director since 2022
Ms. McGovern is a retired partner of Deloitte & Touche LLP, an international firm that provides audit, consulting, financial advisory, risk management, and tax services. During her tenure from 1980 to 2020, she had leadership responsibilities over audits of global companies in a wide range of industries and demonstrated expertise in financial reporting and internal controls. She also has significant experience with strategic acquisitions and divestitures, initial public offerings, and debt financing and refinancing transactions. Ms. McGovern is a director and chair of the audit committee and member of the nominating and corporate governance committee of Huntsman Corporation, a Fortune 500 differentiated chemical manufacturer headquartered in Houston, Texas. Ms. McGovern has also served on several not-for profit boards. Ms. McGovern has a BA in Accounting from Syracuse University. She is a member of the American Institute of Certified Public Accountants and the Washington Society of Certified Public Accountants and is a Certified Public Accountant in Massachusetts and Washington.

Ms. McGovern brings 40 years of audit and advisory experience to the board, as well as corporate governance experience through her work with corporate boards, including audit committees.

DIRECTORS CONTINUING TO SERVE WHOSE TERMS EXPIRE AT THE
2024 ANNUAL MEETING, CLASS II
Mary C. Bottie Age 64 Director since 2003
Ms. Bottie was formerly a Motorola Inc. Vice President holding positions in general management, marketing, and training and education. During Ms. Bottie’s tenure from 1983 to 2007, she led a division of Motorola in the North America Enterprise and Canadian Government markets, directing all sales, field engineering and system integration personnel. Ms. Bottie also led the marketing organization for a $3 billion sector of the company. She was recognized for the creation of an award-winning sector-level crisis simulation program, global ethics program and leadership resulting in the Malcolm Baldridge National Quality Award.

Ms. Bottie has a Bachelor of Science degree in Education from the University of Wisconsin. Ms. Bottie brings expertise in general management, global operations, marketing, and human resources to the Board.

Kathryn P. Dickson Age 57 Director since 2021
Ms. Dickson served as President of Manitoba Harvest, a global company that manufactures and markets plant-based-protein foods and beverages, from 2019 to 2020. Prior to Manitoba Harvest, Ms. Dickson served as Senior Vice President for Mattel, Inc., a global learning, development, and play company, and President of its American Girl subsidiary from 2016 through 2018. Prior to Mattel, Ms. Dickson served as Chief Marketing Officer for News America Marketing, a consumer-focused marketing business, from 2015 to 2016. Prior to News America Marketing, Ms. Dickson served in increasingly responsible roles over more than 23 years at General Mills, Inc., a global manufacturer and marketer of branded consumer foods. Her leadership there included Vice President/Marketing Excellence, and Vice President/Business Unit Director for global brands including Betty Crocker, Pillsbury, and Old El Paso. Ms. Dickson is currently a member of the Board of Directors of Black Rifle Coffee Company, where she serves as Lead Independent Director, Chair for the Compensation Committee, and is a member of the Nominating and Governance Committee. She was a member of the Cooper Tire & Rubber Board of Directors from 2018 to June 7, 2021.

Ms. Dickson has a Bachelor of Science degree from the United States Air Force Academy, and an MBA from UCLA. She served as an officer in the U.S. Air Force, where she achieved the rank of Captain. Ms. Dickson brings expertise in driving growth through omnichannel and digital strategies, global expansion, brand revitalization and innovation to the Board.

Eric S. Rangen Age 65 Director since 2002
Mr. Rangen has been President and Chairman of LTC Reinsurance PCC, a protected cell captive insurance company, since 2017. He previously served as Executive Vice President – Strategic Initiatives of Optum, a division of UnitedHealth Group Inc., from 2015 to 2017, and held the role of Senior Vice President and Chief Accounting Officer at UnitedHealth Group Inc. from 2006 to 2015. He served as Executive Vice President and Chief Financial Officer at Alliant Techsystems Inc., a publicly traded advanced weapons and space systems company, from 2001 to 2006, and was with Deloitte & Touche LLP, an international accounting firm, from 1983 to 2001, leaving as a Partner. Mr. Rangen is a past director of Global Defense Technology & Systems Incorporated.

Mr. Rangen has a Bachelor of Science degree in Business from the University of Minnesota. Mr. Rangen brings experience in finance, accounting, general management, and human resources to the Board.

On September 30, 2022, Mr. Rangen gave the Board notice that he would resign from the Board effective after the December 14, 2022, Board meeting.

All nominees named above have consented to serve as directors if elected. In the event any of the nominees should fail to stand for election, the persons named as nominees in the enclosed form of proxy intend to vote for substitute nominees as may be selected by the Board. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
The Board recommends a vote FOR its director nominees named in this Proxy Statement.

PROPOSAL II

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act requires public companies to conduct a separate shareholder advisory vote on executive compensation. While this advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs. At the 2019 shareholders’ meeting, a plurality of our shareholders voted to perform a say-on-pay vote every year. After consideration of the voting results, the Board determined that the Company will conduct future shareholder advisory votes regarding compensation awarded to its named executive officers on an annual basis until the next advisory shareholder vote on the frequency of these advisory votes is held, which is currently required to be held at least once every six years.
In accordance with Section 14A of the Securities Exchange Act, we are asking shareholders to approve the following advisory resolution at the 2022 annual meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section, including the summary compensation table and related narrative disclosure in the Proxy Statement for the Company’s 2022 annual meeting.
The Board of Directors recommends that you vote FOR adoption of the resolution approving the compensation of our named executive officers.

PROPOSAL III
APPROVAL OF THE FLEXSTEEL INDUSTRIES, INC. 2022 EQUITY INCENTIVE PLAN
Approval of the 2022 Equity Incentive Plan
Our shareholders are being asked to approve a new 2022 Equity Incentive Plan (the “2022 Plan”). Our current shareholder-approved Amended and Restated Omnibus Stock Plan (the “Omnibus Plan”), is set to expire on June 30, 2023. Our Board has adopted the 2022 Plan, subject to approval from our shareholders at the Annual Meeting. If our shareholders approve the 2022 Plan, it will immediately replace the Omnibus Plan and the Long-Term Incentive Compensation Plan (“LTIP”) and no further awards will be made under either of the Omnibus Plan or the LTIP, but these plans will continue to govern awards previously granted under them. If our shareholders do not approve the 2022 Plan, the Omnibus Plan will remain in effect through June 30, 2023 and the LTIP will continue until terminated pursuant to its terms. The Board has determined that it is in the best interests of the Company to adopt the 2022 Plan and is asking our shareholders to approve the 2022 Plan. The Company’s named executive officers and directors have an interest in this proposal as they are eligible to receive equity awards under the 2022 Plan.
Proposal
The Board and management continue to believe that stock options, restricted stock units, performance share units and other types of equity awards are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of our business, and to motivate all employees to increase shareholder value. In addition, stock options, restricted stock units, performance share units and other types of equity awards are considered a competitive necessity in the industry in which we compete.
The Board believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Board expects that the 2022 Plan will be an important factor in continuing to attract, retain and reward high caliber employees who are essential to our success and in providing incentive to these individuals to promote the success of the Company.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE 2022 EQUITY INCENTIVE PLAN.
Highlights of the 2022 Equity Incentive Plan
Shareholders are being asked to approve the reservation of Shares of our common stock (“Shares”) for issuance under the 2022 Plan in an amount equal to (i) 260,000 Shares, plus (ii) any Shares that, immediately prior to the approval of the Plan, have been reserved but not issued pursuant to Omnibus Plan or the LTIP and are not subject to any awards granted under those plans (which shall not exceed 450,000 shares).
The 2022 Plan includes several features that are consistent with protecting the interests of our shareholders and sound corporate governance practices. These features are highlighted below.
•	No Evergreen. The 2022 Plan does not include an “evergreen” or other provision that provides for automatic increases in the number of Shares available for grant under the 2022 Plan.
•
No Repricing or Exchange of Awards. The 2022 Plan prohibits us from instituting a program to reduce the exercise price of outstanding awards or surrender or cancel outstanding awards for new awards and/or cash.

•	No Discounted Options or SARs. All options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.
•	No Dividend on Unexercised Options or SARs. No dividends or other distributions will be paid with respect to Shares that are subject to unexercised stock options or stock appreciation rights (“SARs”).
•
Dividends on Restricted Stock, Restricted Stock Units, Performance Share Units and Performance Shares Not Paid Until Award Vests. Dividends or other distributions payable with respect to Shares subject to these awards will not be paid before and unless the underlying Shares vest.

•
Limit on Non-Employee Director Compensation. In any fiscal year, non-employee directors may not be granted awards and be provided cash retainers or annual or meeting fees for service as a non-employee director in amounts that collectively exceed the limits contained in the 2022 Plan.

•
No Automatic Vesting of Awards in a Change in Control. The 2022 Plan does not provide for the automatic vesting of awards in connection with a change in control where a successor corporation assumes the awards. Instead, the 2022 Plan allows the administrator to determine the treatment of outstanding awards in connection with a change in control, including whether such awards shall be assumed or substituted by a successor corporation. If the successor corporation does not assume or substitute for an award, the award will fully vest. The 2022 Plan is administered by a committee of independent directors.

•
Awards Will Be Subject to Clawback. Each award under the 2022 Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under our clawback policy. See “Corporate Governance-Incentive Compensation Clawback Policy.”

Considerations of the Board in Making its Recommendation
After the consideration and input of our compensation committee, our Board approved the 2022 Plan and the number of Shares of our common stock reserved under the 2022 Plan. The number of Shares reserved under the 2022 Plan is proposed in order to give the Board and the compensation committee continued flexibility to grant stock options, restricted stock units, performance share units and other types of equity awards.
The Board and management believe that granting equity awards motivates higher levels of performance, aligns the interests of employees and shareholders by giving employees the perspective of owners with equity stakes in the Company, and provides an effective means of recognizing employee contributions to our success. The Board and management also believe that equity awards are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and encouraging current employees and other service providers. Finally, the Board and management believe that the ability to grant equity awards will be important to our future success by helping us to accomplish key business objectives.
If our shareholders approve the 2022 Plan, based on the requested number of shares to be reserved under the 2022 Plan and shares remaining available for future grant under the LTIP and Omnibus Plan and on our three-year average burn rate, we expect that the share reserve will cover awards for approximately 5 years. However, the actual duration will depend upon a variety of factors, including but not limited to: stock price, hiring, and long-term incentive compensation mix. In determining the number of Shares to be reserved for issuance under the 2022 Plan, the compensation committee and the Board also considered the following:
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Historical Grant Practices. Our three-year average burn rate was 3.72% for fiscal year 2020 through fiscal year 2022 and our one-year burn rate for fiscal year 2022 was 1.14%. We define burn rate as the total number of full value shares and the total number of stock options granted to participants over one fiscal year expressed as a percent of the fully diluted weighted average common shares outstanding. We average our burn rate over three fiscal years to determine our three-year average burn rate. We believe our historical burn rates are reasonable for a company of our size in our industry.

•
Expected Potential Dilution. The potential dilution under our LTIP and Omnibus Plan was 17.8%. The 2022 Plan will increase potential dilution by 3.2 percentage points. Therefore, as of the record date, the total potential dilution with the shares requested for the 2022 Plan was approximately 21.0% in total. We define potential dilution as the sum of the total number of (i) outstanding full value share grants, (i.e., awards other than stock options and stock appreciation rights), (ii) outstanding stock options and (iii) shares of common stock available for future grants under the 2022 Plan, expressed as a percentage of the fully diluted common shares outstanding as of October 17, 2022. We believe that the expected potential dilution that will result from the 2022 Plan is reasonable for a Company of our size in our industry.

Updated Share Information as of October 17, 2022
The information included in this Proxy Statement and our 2022 Annual Report is updated by the following information regarding all existing equity compensation plans as of October 17, 2022:
Total number of stock options outstanding(1)	348,257
Weighted-average exercise price of stock options outstanding	$18.92
Weighted-average remaining duration of stock options outstanding	6.08
Total number of full value awards outstanding (includes restricted stock, restricted stock units (RSUs) and performance stock unit awards (PSUs)(2)	663,338
Shares available for grant under the Long-Term Incentive Compensation Plan and Omnibus Stock Plan (Prior Plans)(3)	133,780
Total shares of common stock outstanding as of the Record Date	5,291,271
(1)	Includes 133,884 shares underlying stock options granted as inducement awards. No stock appreciation rights were outstanding as of October 17, 2022.
(2)	The number of shares of outstanding PSUs assumes performance at the maximum performance level.
(3)
The number of shares remaining available for future grant under the Prior Plans reflects PSUs at maximum payout. Only the number of shares remaining available for future grant under the Prior Plans as of the effective date of the 2022 Plan will be transferred to the 2022 Plan.

Summary of the 2022 Plan
The following paragraphs summarize the principal features of the 2022 Plan and its operation. However, this summary is not a complete description of the provisions of the 2022 Plan and is qualified in its entirety by the specific language of the 2022 Plan. A copy of the 2022 Plan is provided as Appendix A to this proxy statement.
Purpose of the 2022 Plan
The purpose of the 2022 Plan is to attract, retain and motivate the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors, and consultants, and promote the success of our business. These incentives can be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares and other stock-based awards.
Shares Available for Issuance
Subject to the adjustment provisions in the 2022 Plan, our shareholders are being asked to approve a number of Shares for issuance under the 2022 Plan equal to: (i) 260,000 Shares, plus (ii) any Shares that, immediately prior to the approval of the Plan, have been reserved but not issued pursuant to Omnibus Plan or the LTIP and are not subject to any awards granted under those plans (which shall not exceed 450,000). If we substitute equity awards for equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions as described in the 2022 Plan, the grant of such substituted awards will not decrease the number of Shares available for issuance under the 2022 Plan. Shares may be authorized, but unissued common stock or reacquired common stock.
If an award granted under the 2022 Plan expires or becomes unexercisable without having been exercised in full or is forfeited to or repurchased by us due to failure to vest, then the expired, unexercised, forfeited, or repurchased Shares subject to that award will become available for future grant or sale under the 2022 Plan. If an award of stock appreciation rights is exercised, the gross number of Shares underlying the portion of a stock appreciation right that is exercised will cease to be available under the 2022 Plan. Shares actually issued under the 2022 Plan under any award will not be returned to the 2022 Plan and will not become available for future grant or sale under the 2022 Plan; provided, however, that if Shares issued under awards of restricted stock, restricted stock units, performance shares or performance share units are repurchased by us or are forfeited to us due to failure to vest or used to satisfy tax withholding obligations, such Shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an option will not become available for future grant or sale under the 2022 Plan. If an award is paid in cash rather than Shares, the Shares subject to such award will become available for grant or sale under the 2022 Plan.
In the event of certain dividends or other distributions (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our Shares, the 2022 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will adjust the number and class of Shares that may be delivered under the 2022 Plan, and/or the number, class and price of Shares of stock subject to outstanding awards, and the award grant limitations discussed above.
During the term of this Plan, we will at all times reserve and keep available a number of Shares sufficient to satisfy the requirements of the 2022 Plan.
Limitations
The 2022 Plan also provides that no non-employee director may be paid compensation for service as a non-employee director that, in the aggregate, exceeds $750,000 for any fiscal year of ours. For these purposes, compensation includes equity awards (including any awards issued under the 2022 Plan), with the value of such equity awards measured based on their grant date fair value (determined under U.S. generally accepted accounting principles), and any other compensation (such as cash retainers or fees) for director service. Any award granted to a participant while they were an employee, or a consultant (other than a non-employee director) will not count for this limitation.
Administration
Our Board, any committee of individuals satisfying applicable laws appointed by our Board, or any duly authorized committee of our Board will be the “administrator” of the 2022 Plan. Different administrators may administer the 2022 Plan with respect to different groups of service providers. Our Board has designated our Compensation Committee as an administrator of the 2022 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Subject to the terms of the 2022 Plan, the administrator has the authority to make any determinations and perform any actions that it deems necessary or advisable to administer the 2022 Plan, such as the authority to: determine the fair market value of a Share, select the service providers who will receive awards; determine the number of Shares covered by each award and the terms of each award; approve forms of award agreements for use with the 2022 Plan; interpret, modify or amend each award (subject to the repricing restrictions of the 2022 Plan), including to accelerate vesting or waive forfeiture restrictions; interpret the 2022 Plan; and delegate ministerial duties to any of our employees. The administrator may allow a participant to defer the receipt of payment of cash or delivery of Shares otherwise due to such participant. The administrator may make rules and regulations relating to the 2022 Plan, including rules, regulations, and sub-plans to facilitate compliance with applicable non-U.S. laws, easing the administration of the 2022 Plan, and/or take advantage of tax-favorable treatment of awards granted to service providers outside the U.S., and may make all other determinations deemed necessary or advisable for administering the 2022 Plan.
Eligibility
All types of awards, other than incentive stock options, may be granted to our non-employee directors and to employees and consultants of ours or any parent or subsidiary corporation of ours. Incentive stock options may be granted only to employees of ours or any parent or subsidiary corporation of ours. As of October 17, 2022, we had approximately 425 U.S employees, 8 non-employee directors and 0 consultants eligible for awards.
Stock Options
An option gives a participant the right to purchase a specified number of Shares for a fixed exercise price during a specified period. Each option granted under the 2022 Plan will be evidenced by an award agreement specifying the number of Shares subject to the option and the other terms of the option, consistent with the 2022 Plan.
The exercise price per Share of each option may not be less than the fair market value of a Share on the date of grant (except, in the case of a nonstatutory stock option, as otherwise required by applicable laws). However, any incentive stock option granted to a person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent shareholder”) must have an exercise price per Share equal to at least 110% of the fair market value of a Share on the date of grant. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. For this purpose, the fair market value of a Share is generally the closing sales price of our stock, as reported on the primary stock exchange on which it is traded. On October 17, 2022, the closing price of a Share on Nasdaq was $13.90.
Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. When a participant’s service ends, the unvested portion of the participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the end of the participant’s service that was determined by the administrator and specified in the participant’s award agreement, and if no such period was specified in the award agreement, the vested portion of the option will remain exercisable for: (i) 3 months following the end of the participant’s service provider status for reasons other than death or disability or (ii) 12 months following the end of the participant’s service provider status due to death or disability. In addition, a participant’s award agreement may provide for an extension of the post-service exercise period if the participant’s service ends for reasons other than their death or disability and the exercise of the option following the termination of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).
The term of an option will be specified in the award agreement, but the term may not be more than ten years (or five years for an incentive stock option granted to a ten percent shareholder).
The administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with any amounts necessary to satisfy withholding obligations for tax-related items. At any time after the grant of an option, the administrator has the discretion to accelerate the time at which the option will vest or become exercisable.
Stock Appreciation Rights
A stock appreciation right gives a participant the right to receive the appreciation in the value of a Share between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined as the product of: (i) the difference between the fair market value of a Share on the date of exercise and the exercise price per Share and (ii) the number of Shares covered by the exercised portion of the stock appreciation right. This amount may be paid in cash, Shares, or a combination of both. Each stock appreciation right granted under the 2022 Plan will be evidenced by an award agreement specifying the exercise price and the other terms of the award.
The exercise price per Share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant, unless otherwise required by applicable laws.
Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. At any time after the grant of a stock appreciation right, the administrator has the discretion to accelerate the time at which the stock appreciation right will vest or become exercisable.
Stock Awards
Awards of restricted stock are rights to acquire or purchase Shares that vest under the terms established by the administrator in its sole discretion. Unless the administrator provides otherwise, participants holding Shares of restricted stock will have voting rights with respect to such Shares without regard to vesting. After an award of restricted stock has been granted, the administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.
Awards of unrestricted stock are rights to acquire or purchase Shares that are not subject to vesting, but may be subject to other terms established by the administrator in its sole discretion.
Restricted Stock Units
A restricted stock unit represents a right to receive cash or Shares if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2022 Plan will be evidenced by an award agreement specifying the number of Shares subject to the award and other terms of the award.

The administrator may set vesting conditions based upon the achievement of Company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.
After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units on the date specified in the participant’s award agreement. The administrator in its sole discretion may pay earned restricted stock units in cash, Shares, or a combination of both.
Performance Units and Performance Shares
Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.
Each award of performance units or performance shares granted under the 2022 Plan will be evidenced by an award agreement specifying the performance period and other terms of the award. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals, applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.
After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares.
The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the performance period), or a combination of both.
A participant will forfeit any performance units or performance shares not earned and not vested as of the date specified in the participant’s award agreement.
Transferability of Awards
Unless otherwise specified by the administrator or required by applicable laws, awards are not transferable other than by will or by the laws of descent or distribution. The administrator may permit an award to be transferred (i) under a domestic relations order, official marital settlement agreement, or other divorce or separation agreement, or (ii) to the extent permitted by Form S-8 under the Securities Act and any other applicable laws. Any individual or entity to whom an award is transferred will be subject to all of the terms and conditions applicable to the participant who transferred the award, including the terms and conditions in the 2022 Plan and the award agreement. If an award is unvested, then the service of the participant will continue to determine whether the award will vest and when it will terminate.
Dissolution or Liquidation
In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.
Merger or Change in Control
The 2022 Plan provides that, in the event of a merger or change in control, each award will be treated as the administrator determines without a participant’s consent. The administrator will not be required to treat all awards¸ all awards held by a participant, all awards of the same type, or all portions of awards the same in the transaction.
If the successor corporation does not assume or substitute for the award (or portion thereof), the participant will vest in and may exercise all of the participant’s outstanding options and stock appreciation rights (or portion thereof) that are not assumed or substituted for, and all restricted stock and restricted stock units will vest. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms met, in each case, unless specifically provided otherwise under the applicable award agreement. In addition, if an option or stock appreciation right (or its applicable portion) is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.
In the event of a merger or change in control and the successor corporation does assume or substitute the award and the participant is involuntarily terminated without cause within 12 months of the merger or change in control, the awards will generally be treated in the same manner as if the awards had not been assumed or substituted.
For awards granted to each of our non-employee directors, in the event of a change in control, (i) the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, (ii) all restrictions on the non-employee director’s restricted stock and restricted stock units will lapse, and (iii) with respect to the non-employee director’s awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at a 100% of target levels and all other terms and conditions will be deemed met, unless specifically provided otherwise under the applicable award agreement.
Forfeiture Events
Each award under the 2022 Plan will be subject to our clawback policy, and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits regarding an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. An award will be subject to the Company’s clawback policy in effect when the award is granted and any other clawback policy of ours as established and/or amended, including, to comply with applicable laws (such as under the listing standards of any national securities exchange or association on which our securities are listed or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act). The administrator may require a participant to forfeit, return, or reimburse all or a portion of the award and any amounts paid under the award to comply with such clawback policy or applicable laws.
No recovery of compensation under a clawback policy or otherwise will constitute an event that triggers or contributes to any right of a participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us or any of our parent or subsidiary corporations, unless the 2022 Plan provisions described in the prior paragraph specifically are mentioned and waived in an award agreement or other document.
Termination or Amendment
The administrator may amend, alter, suspend, or terminate the 2022 Plan at any time, provided that no amendment may be made without shareholder approval to the extent approval is necessary to comply with any applicable laws. No amendment, alteration, suspension, or termination may materially impair the rights of any participant with respect to his or her outstanding awards unless mutually agreed otherwise between the participant and the administrator. The 2022 Plan will continue until terminated by the administrator, but no incentive stock option may be granted after the tenth anniversary of the 2022 Plan’s adoption by our shareholders.
Notwithstanding the prior paragraph, the Administrator may amend the terms of any one or more awards without an affected participant’s consent even if it does materially impair the participant’s rights, subject to the limitations of applicable laws, if any, if such amendment is done (i) in a manner expressly permitted under the 2022 Plan; (ii) to maintain the qualified status of the award as an incentive stock option under Section 422 of the Code; (iii) to change the terms of an incentive stock option, if such change results in impairment of the award only because it impairs the qualified status of the award as an incentive stock option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the award into compliance with, Section 409A of the Code; or (v) to comply with other applicable laws.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2022 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a participant’s death, or the income tax laws of any municipality, state, or non-U.S. country in which a participant may reside. Tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price.
However, if the participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “Disqualifying Disposition”) , any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.
For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to a certain subsequent Disqualifying Disposition or provide certain basis adjustments or tax credits.
Nonstatutory Stock Options
A participant generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. However, upon exercising the option with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.
Stock Appreciation Rights
A participant generally recognizes no taxable income as the result of the grant of a stock appreciation right. However, upon exercising the stock appreciation right with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a stock appreciation right, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.
Restricted Stock Awards
A participant acquiring Shares of restricted stock generally will recognize ordinary income equal to the amount that the fair market value of the Shares on the vesting date exceeds the purchase price paid by the participant for such Shares (if any). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the Shares are acquired. Upon the sale of Shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will have to recognize ordinary income equal to the fair market value of

Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.
Performance Shares and Performance Unit Awards
A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2022 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, when vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A violates Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income and potentially penalties and interest on such deferred compensation.
Tax Effect for Us
We generally will be entitled to a tax deduction in connection with an award under the 2022 Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonstatutory stock option or a Disqualifying Disposition acquired through the exercise of an incentive stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.
THE SUMMARY ABOVE IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION ON PARTICIPANTS AND US WITH RESPECT TO AWARDS UNDER THE 2022 PLAN. IT IS NOT INTENDED TO BE COMPLETE AND MAY NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
New Plan Benefits
As described above, the administrator, in its discretion, will select the participants who receive awards and the size and types of those awards, if the 2022 Plan is approved by shareholders. It is, therefore, not possible to predict the awards that will be made to particular individuals or groups under the 2022 Plan at this time.
The Board recommends a vote FOR the proposal to approve the Flexsteel Industries, Inc. 2022 Equity Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of June 30, 2022, about the Company’s equity compensation plans, including the Company’s long-term incentive plan.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a) (#)(4)
Equity compensation plans approved by security holders	683,509(1)	$21.50	392,257
Equity compensation plans not approved by security holders	133,884(2)	$14.90	—
Total	817,393	$18.97	392,257
(1)
Includes the shares of common stock and underlying 215,222 outstanding stock options, 121,599 outstanding restricted stock units under the Omnibus Stock Plan and 346,688 outstanding performance share awards under the LTIP, assuming maximum performance.

(2)	Includes 133,884 stock options granted under inducement awards.
(3)	Represents the weighted average exercise price of outstanding stock options. Outstanding restricted stock units and performance share awards do not have an exercise price.
(4)
Represents the shares of common stock remaining available for future issuance under the Omnibus Stock Plan in the amount of 141,128 shares and under the Long-Term Incentive Plan at maximum performance in the amount of 251,129 shares.

DIRECTOR COMPENSATION
Our non-executive directors received annual compensation as shown in the table below. There are no additional meeting fees. The Chairman of the Board and members of our committees receive additional compensation due to the workload and broad responsibilities of these positions. All compensation is paid quarterly.
The following table sets forth the cash and non-cash compensation for fiscal 2022 awarded to or earned by each of our directors who is not also a named executive officer.
Name(1)	Fees earned or paid in cash ($)(2)	Stock awards ($)(3)	Total ($)
Thomas M. Levine – Board Chair	147,500	70,037	217,537
Mary C. Bottie	69,000	70,037	139,037
William S. Creekmuir	74,000	70,037	144,037
M. Scott Culbreth	33,750	34,986	68,736
Kathryn P. Dickson	62,000	70,018	132,018
Matthew A. Kaness	68,000	70,037	138,037
Eric S. Rangen	65,000	70,037	135,037
(1)	As of June 30, 2022, each director who is not an employee had the following stock options outstanding; Mr. Levine, 5,500; and Mr. Rangen, 8,000.
(2)
Each non-executive director is paid a retainer at the rate of $55,000 per year. In addition, the Chairman of the Board is paid an additional retainer of $90,000 per year. The Audit and Ethics Committee Chair is paid a retainer of $15,000 per year. The Compensation Committee Chair is paid a retainer of $10,000 per year. The Nominating and Governance Committee Chair is paid a retainer of $8,000 per year. Audit and Ethics Committee members receive an additional retainer of $7,500 per year. Compensation Committee members receive an additional retainer of $5,000 per year. Nominating and Governance Committee members receive an additional retainer of $4,000 per year.

(3)
Each director receives a quarterly stock grant with a value of $17,500, rounded to the nearest share, with no additional vesting requirements. Directors are expected to accumulate Flexsteel shares of common stock valued at three times the annual Director cash compensation.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors is currently comprised of eight independent directors and one executive director. The Board has determined that the following directors, which constitute a majority of the Board of Directors, are independent directors as defined by The Nasdaq Stock Market listing standards: Mary C. Bottie, William S. Creekmuir, M. Scott Culbreth, Kathryn P. Dickson, Matthew A. Kaness, Thomas M. Levine, Jeanne McGovern and Eric S. Rangen. The independent directors meet periodically in executive session as part of a Board meeting.
Board Meeting Attendance
During the fiscal year ended June 30, 2022, ten meetings of the Board were held. All of the directors of the Company attended 100% of the meetings of the Board and at least 90% of the committee meetings on which they served. The Company does not have a formal policy regarding attendance by Board members at the Company’s annual meeting, but the Board encourages all its members to attend the annual meeting of shareholders. All the serving members of the Board of Directors attended the prior year’s annual meeting.
Committees of the Board
Subject to our Bylaws, applicable law and regulatory requirements, the Board may establish additional or different committees from time to time. Our Board has established three standing committees: Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The charters of all three committees are available at https://ir.flexsteel.com/corporate-governance/governance-overview. The principal duties of the three committees are set forth below.
Audit and Ethics Committee – Appoints and confers with the independent registered public accounting firm on various matters, including the scope and results of the audit; authorizes special reviews or audits; reviews and approves quarterly and annual SEC filings; reviews internal auditing procedures and the adequacy of internal controls; and reviews policies and practices relating to compliance with laws, conflicts of interest and ethical standards of the Company. The committee held four meetings during the fiscal year ended June 30, 2022. As of November 1, 2022, the committee members are William S. Creekmuir - Chair, M. Scott Culbreth, Jeanne McGovern, and Eric S. Rangen. Effective January 1, 2022, M. Scott Culbreth joined, and Matthew A. Kaness left the committee. Jeanne McGovern joined the committee on September 30, 2022. The Board has determined that William S. Creekmuir, M. Scott Culbreth, Jeanne McGovern and Eric S. Rangen qualify as “audit committee financial experts” within the meaning of the Securities Exchange Act of 1934, as amended, referred to as the “1934 Act.”
Compensation Committee – Reviews performance, compensation and benefits of all executive officers; approves all equity compensation; develops and maintains succession planning for executive officers; and makes recommendations regarding Board compensation. The committee from time to time delegates authority to the chief executive officer to grant a limited number of awards under the Omnibus Stock Plan to persons that are not executive officers. For fiscal 2022, the committee obtained advice from the independent consulting firm Meridian Compensation Partners, LLC, referred to as “Meridian” which was hired by the committee. The committee sought Meridian’s advice on, (i) defining the Company’s peer group for purposes of compensation benchmarking, (ii) assessing the Company’s officer compensation philosophy and defining a market-competitive total compensation package for officers, (iii) reviewing the Company’s director compensation philosophy and assessing the market competitiveness of Board compensation, and (iv) new equity incentive plan development. The committee asked Meridian with respect to its assistance with defining officer compensation, that the recommendation include the ability to establish variable pay for performance targets that incentivize desired business results and have a reasonable probability of attainment, while clearly aligning management’s interests and shareholder value. The committee held fifteen meetings during the fiscal year ended June 30, 2022. As of November 1, 2022, the committee members are Mary C. Bottie – Chair, M. Scott Culbreth, Kathryn P. Dickson and Matthew A. Kaness. Effective January 1, 2022, M. Scott Culbreth and Matthew A. Kaness joined, and Thomas M. Levine and Eric S. Rangen left the committee.
Nominating and Governance Committee – Identifies and reviews qualifications of new director candidates; recommends new directors and conducts new Board orientation; evaluates Board and individual director performance; develops and recommends a succession plan for the Board; recommends composition of all committees; reviews and recommends all Governance practices, policies and procedures of the Board, including environmental, social and governance (ESG); conducts ongoing education for Board members; reviews all

Shareholder proposals and recommends responses. The committee held fifteen meetings during the fiscal year ended June 30, 2022. As of November 1, 2022, the committee members are Matthew A. Kaness – Chair, Mary C. Bottie, William S. Creekmuir and Kathryn P. Dickson. Effective January 1, 2022, Kathryn P. Dickson joined the committee.
Board Leadership Structure
The Board elected an independent director, Mr. Levine, to serve as Chair of the Board. Our Bylaws provide that the Chair of the Board may be an independent director or the Chief Executive Officer of the Company. In making leadership determinations, the Board considers many factors including the specific needs of the business and what is in the best interest of our shareholders. The Board believes that presently it is in the best interest of the Company that the positions of Chair of the Board and Chief Executive Officer are separate. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on strategy, leadership and execution of operations, while the Chair of the Board can focus on leading the Board.
Board Diversity
The Board Diversity Matrix below provides the diversity statistics for our Board. The Nominating and Governance Committee is committed to enhancing the Board’s diversity profile at such time as it evaluates any newly nominated directors.
Board Diversity Matrix (Self-Reported as of October 17, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
Ability of Shareholders to Communicate with the Board of Directors
The Board has provided the means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, email or telephone, should be directed to the Secretary of the Company at P.O. Box 877, Dubuque, Iowa 52004-0877, or telephone number of (563) 556-7730 or email investors@flexsteel.com. Unsolicited advertisements or invitations to conferences or promotional material, at the discretion of the Secretary, may not be forwarded to the directors.
Risk Oversight
The Board of Directors is responsible for consideration and oversight of risks facing Flexsteel. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees review strategic, operational, financial, compensation, cybersecurity/data privacy and compliance risks with senior management each quarter. Additionally, the Company’s Chief Information Officer regularly updates the Board and its committees on specific cybersecurity/data privacy initiatives. The Audit and Ethics Committee establishes, reviews and periodically updates the Guidelines for Business Conduct to ensure compliance with all applicable rules and regulations, and that management has established a system of enforcement. The Audit and Ethics Committee regularly evaluates financial and accounting risk exposures, the controls management has implemented, and reviews our insurance programs. The Compensation Committee considers risks in the design of compensation programs for our executive officers. The Nominating and Governance Committee is responsible for identification, monitoring, and disclosure of enterprise risks.

Code of Ethics
The Company has a written code of ethics titled Guidelines for Business Conduct which has been approved by the Board of Directors. The code of ethics applies to the Company’s directors and employees all of whom are required annually to review the code of ethics and validate their compliance. The code of ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the code of ethics. The Guidelines for Business Conduct is available on the Company’s website at https://ir.flexsteel.com/corporate-governance/governance-overview. The Company intends to post any amendments to its code of ethics at this location on its website.
Related Party Transaction Policy
The Audit and Ethics Committee of the Board of Directors has adopted a written policy regarding transactions with related parties. In accordance with the policy, the Audit and Ethics Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of the Flexsteel directors or executive officers, certain shareholders and any of their respective immediate family members. The policy applies to transactions in which Flexsteel is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, all material information related to any covered transaction is to be disclosed to the Audit and Ethics Committee. The Audit and Ethics Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable, on terms no less favorable to Flexsteel than could be obtained in a comparable arms-length transaction with an unrelated third party and in the best interests of Flexsteel. There were no reportable transactions during the fiscal year ended June 30, 2022.
Environmental, Social and Governance (“ESG”) Practices
As a leading furniture manufacturer and importer in the U.S., the Company is committed to conducting business in a manner that incorporates effective environmental, social, and governance (ESG) practices to improve our long-term sustainability and results. Our governance efforts are described throughout this Proxy Statement and our environmental and social practices are summarized below.
The Nominating and Governance Committee of the Board of Directors is responsible for oversight of ESG matters. Additionally, the Company strengthened its commitment to ESG in fiscal 2022 by adding two new manager positions whose sole focus is advancing the Company’s ESG practices.
Environmental and Sustainability Matters
All Company stakeholders hold responsibility to protect and improve our environment. Together, we are committed to leading initiatives across the company focused on reducing the impact our operations and products have on the environment and natural resources.
Supply Chain Management
Flexsteel’s business includes a diverse network of suppliers across the globe, and our commitment to ESG transcends our supply chain. We have resources employed to ensure compliance with all applicable local, state and federal environmental and safety laws and regulations, and we require all of our suppliers to comply with applicable environmental and safety laws and regulations. We monitor our performance under these programs through both internal and supplier audits. In the past year, we’ve developed and launched an enhanced environmental and social audit program for our suppliers which includes an additional 75 audit items based on SA8000 and SMETA. The SA8000 Standard is based on internationally recognized standards of decent work, including the Universal Declaration of Human Rights, ILO conventions, and national laws. SMETA (Sedex Members Ethical Trade Audit) is widely used globally to assess standards of labor, health and safety, environment and business ethics. The Company completed enhanced environmental and social audit program audits for 22 out of its 29 Tier 1 finished goods suppliers’ factories this year. Enhanced audits of suppliers will continue in fiscal 2023. The Company provides training to all new suppliers to understand our audit program and social and environmental requirements. Additional training is provided after audit completion on corrective action plan items. Audits are to be conducted every two years for grades of minor infractions; every year for major infractions; and within 30 days for critical infractions. Supplier audit results are linked to our overall supplier performance scorecard and are used to drive continuous improvement in environmental and social matters over time. When selecting new suppliers, Company personnel evaluate and consider each supplier’s level of environmental and social responsibility during an in-person meeting and factory walk-through audit.
The Company’s sustainability initiatives include responsibly sourcing wood to promote forest conservation that helps fight climate change, protect biodiversity, and support communities. Participation in sustainable forestry practices is encouraged by suppliers of wood products where appropriate. To advance this effort, in fiscal 2022 we developed a robust database of all Flexsteel products containing wood and traced all wood sources to determine the composition of responsibly sourced wood as defined by FSC (Forest Stewardship Council). Last year, approximately 43% of wood used in our sourced products was responsibly sourced and 3 suppliers were ready for FSC certification.
Product Lifecycle Management (PLM)
For Flexsteel, responsible product and PLM begins with health and safety. The Company has set clear standards around restricted substances and emissions for our products. We have in-country teams who work directly with our suppliers to establish testing protocols that ensure compliance with these standards on all new sourced product. Product testing is conducted by a third-party lab certified by the Consumer Product Safety Commission (CPSC). In fiscal 2023, we intend to roll out the same program to test legacy products and perform regulatory retesting for all product every three years.
The Company strives to reduce landfill and environmental impacts of its products through superior quality and durability, for which both Company brands, Flexsteel and homestyles, are well-known. It starts with product development to bring quality and durability upstream in our designs and engineering. It expands to the strategic selection and sourcing of standardized components to minimize both part obsolescence and optimize finished goods serviceability. It continues with robust factory quality systems that identify issues early upstream to reduce rejection rates, and it’s reinforced by a company culture of continuous improvement that leverages root cause analysis and corrective action planning to quickly address issues when they do occur. We are committed to producing furniture that lasts longer and with minimal quality issues because we know it generates significantly less short-term waste for our environment and improves our customers’ satisfaction.
We actively review product content for sustainable materials and supply chain processes and intend to increase the composition of sustainable product through PLM over time. Our commitment to PLM sustainability will advance in fiscal 2023 with multiple launches of new products containing fabrics with recycled content and 100% FSC certified wood. In addition, we are working to establish new eco-packaging standards for all product categories.
Lastly, the Company is a member of the American Home Furnishings Alliance, the premier authority and advocate on all health, safety, and environmental information related to home furnishings, which we leverage to advance our PLM efforts.
Operational Environmental Footprint
Our Company recognizes climate change as a rapidly growing threat to society and the planet, and scientific evidence continues to confirm that human-induced increases in greenhouse gases (GHG), especially CO2, are the main drivers of recent global warming. Action and urgency are required to significantly reduce the impact on ecosystems and human quality of life.
At Flexsteel, we can make a positive impact on our GHG emissions by reducing the distance of transportation for our products and raw material inputs and minimizing the carbon footprint of our transportation choices. We are actively repositioning more of our product manufacturing sources to be in or near the U.S. to minimize the environmental impact of ocean freight. Additionally, we are proactively moving more domestic transportation to intermodal rail where permissible as rail has a lower CO2 footprint than trucking. Lastly, we’ve incorporated sustainable practices as a key consideration in our selection of all transportation partners.
In addition to the GHG emission reduction efforts, our current practices include initiatives to reduce solid waste generation at our manufacturing facilities, and we champion responsible recycling practices and energy efficiency programs throughout the Company to reduce our consumption of valuable resources.
Social Matters
The Company and its subsidiaries are committed leaders in social responsibility, actively promoting an environment where each employee is valued and treated with respect, creating a safe, equitable and inclusive environment for all employees, and addressing community needs. These values are embedded in the day-to-day operation of our business and outlined in our Guidelines for Business Conduct and supporting policies.
Our Employees -- We are committed to providing an inclusive environment focused on the safety, personal welfare, and professional development of all employees. Corporate and local policies ensure that employees enjoy a safe and clean workplace free of harassment, discrimination, and violence. In fiscal 2022, the Company conducted diversity, equity and inclusion/unconscious bias training for employees, and this training will be completed annually. In addition, the Company conducts an employee engagement survey annually and utilizes employee feedback from this survey to strengthen our workplace and culture. Employee engagement and contributions are recognized with competitive compensation and benefits and ongoing growth opportunities within the organization. The Company provides for equal employment opportunity and conducts an annual performance review process with quarterly updates.
Employee Diversity Data (As of October 14, 2022)
Gender Identity	Global Workforce	U.S. Workforce
Female	30%	35%
Male	70%	65%
Non-Binary	0%	0%
Did Not Disclose Gender	0%	0%
Demographic Background	U.S. Workforce
African American or Black	22%
Alaskan Native or Native American	1%
Asian	1%
Hispanic or Latinx	9%
Native Hawaiian or Pacific Islander	0%
White	66%
Two or More Races or Ethnicities	1%
Did Not Disclose Demographic Background	0%
We will continue leveraging our recruiting practices and internal evaluation systems, to identify, recruit and develop employees who are gender, racially and ethnically diverse for internal advancement opportunities. In addition, the Board of Directors will continue utilizing structured evaluation methods to identify qualified candidates who are gender, racially and ethnically diverse for Board director roles.
Our Communities -- We believe in making the communities around us stronger. By partnering with community outreach and development organizations, we share our business and operational knowledge to improve growth opportunities for others outside of the Company. It is through the contributions of employee time and charitable giving that we work to strengthen the communities around us. To encourage all employees to become involved in their communities, Flexsteel created a new program in the past year that empowers all full-time employees to use up to twenty-four (24) hours of paid time off each fiscal year, during their regularly scheduled working hours, to participate in their chosen volunteer program.
Our Suppliers -- We actively partner with suppliers that align with our business and social values. We expect suppliers to meet all legal requirements, offer a safe working environment free of harassment and violence to employees, engage in ethical employment practices, actively work to minimize negative impacts on the environment, and support the communities in which they operate. These expectations are documented in our Supplier Code of Conduct and Human Rights Statement, and all suppliers are provided training on these expectations.
Stock Option, Restricted Stock Unit, and Restricted Share Granting Policy
The Compensation Committee has formalized its stock option, unit and share granting practices by adopting a policy for the grant of stock options, restricted units and restricted shares. The policy reflects the Compensation Committee’s long-standing approach to grants described in the Executive Compensation section under the Omnibus Stock Plan. In addition, the policy provides, among other things, that all grants must be approved by the Compensation Committee or its designee; and the exercise price for any stock options granted will be equal to the last sale price per share of our common stock as reported on The Nasdaq Stock Market on the grant date. The policy also specifies procedures for granting stock options, restricted units or restricted shares to newly hired executive officers; and that any program, plan or practice to time or to select the grant dates of stock options, restricted units or restricted shares in coordination with the release by us of material non-public information is prohibited.

Incentive Compensation Clawback Policy
The Board has adopted an Incentive Compensation Clawback Policy with respect to incentive-based compensation. The policy provides that in the event of a restatement of the Company’s financial results due to the Company’s noncompliance with any financial reporting requirement under the securities laws, the Board is entitled to recover from current and former executive officers any cash or equity incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financial statements during the three completed fiscal years preceding the date of the restatement. Additionally, the Board may seek the reimbursement or forfeiture of excess compensation received by an executive during any prior period if the Board determines that the material noncompliance resulting in the restatement was due to the fraud or intentional misconduct of such executive.
Stock Ownership Guidelines
The Board adopted Stock Ownership Guidelines for its Section 16 executive officers, nonemployee directors of the Board, officers of the Company, and all other employees that receive stock-based compensation. These individuals are expected to accumulate Flexsteel shares of common stock valued in the following amounts:
•	Directors:	Three times annual director cash compensation
•	Chief Executive Officer:	Four times base salary
•	Executive Officers:	Two times base salary
•	Officers:	Base salary
•	Key Associates:	One-half of base salary
Ownership includes direct ownership, joint ownership by participant or their spouse, and indirect ownership through a trust, partnership, limited liability company or other entity for the benefit of the participant or spouse. In addition, ownership includes restricted stock awards and intrinsic value of unexercised stock options acquired under Flexsteel’s equity plans.
Policy on Securities Trading - Hedging and Pledging
As part of its Policy Statement on Securities Trading and Communications with Outsiders (Regulation FD), Flexsteel prohibits directors and officers from using any strategies or products (including “put” or “call” options or “selling short” techniques) to hedge against potential changes in the value of Flexsteel common stock. In addition, directors and officers may not pledge Flexsteel common stock as collateral.
Nominating Matters
The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Nominating and Governance Committee considers current and future strategic needs of the Company and the candidate’s expertise in finance, general management, human resources, legal, traditional and digital marketing, e-commerce, sales, operations, manufacturing, supply-chain, company culture, and their independence, high ethical standards, and uncompromising integrity. In addition, the Nominating and Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee generally engages a third-party search firm to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee has established specific minimum eligibility requirements for candidates which consist of high ethical standards, uncompromising integrity, commitment to act in the best interests of the shareholders, requirements relating to age, and ensuring that a majority of the Board remains independent.
In addition to the considerations described above, our Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Company has no formal diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in Board composition. The Nominating and Governance Committee discusses diversity considerations in connection with each candidate as well as on a periodic basis in connection with the composition of the Board as a whole.
If the Nominating and Governance Committee approves a candidate for further review following an initial screening, the Nominating and Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Nominating and Governance Committee, all of the other members of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, and the Vice President of Human Resources. Contemporaneously with the interview process, the Nominating and Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Nominating and Governance Committee will also take into consideration the candidate’s personal attributes, including integrity, loyalty to and concern for the success and welfare of the Company and its shareholders, willingness to apply sound and independent business judgment, awareness of a director’s role in good corporate citizenship and image, time available for meetings and Company matters, and willingness to assume fiduciary responsibilities. The Nominating and Governance Committee will conduct a background check and reference checks and consider all available information in determining whether to recommend the candidate to the full Board.
Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the Nominating and Governance Committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the Nominating and Governance Committee. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section of this Proxy Statement entitled “Proposals by Shareholders.” To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:
•	The name, age, business address and, if known, residence address of each nominee proposed in such notice;
•	The principal occupation or employment of each such nominee; and
•	The number of shares of stock of the Company which are beneficially owned by each such nominee.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on its review of the copies of such reports filed with the SEC, the Company believes that, during fiscal year 2022, all filing requirements applicable to our directors, certain officers, and owners of more than 10% of the Company’s common stock have been met.
Audit and Ethics Committee Report
The Audit and Ethics Committee has reviewed and discussed the audited financial statements with management. The Audit and Ethics Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit and Ethics Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit and Ethics Committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the review and discussions referred to above in this report, the Audit and Ethics Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.
This report has been prepared by members of the Audit and Ethics Committee. Members of this Committee are:
William S. Creekmuir, Chair	M. Scott Culbreth	Eric S. Rangen

EXECUTIVE OFFICERS
The following individuals are executive officers of the Company:
Jerald K. Dittmer Age 65 President & Chief Executive Officer	See biographical information set forth under Proposal I, Election of Directors.

Derek P. Schmidt Age 49 Chief Operating Officer
Derek Schmidt joined the Company as Chief Financial Officer and Chief Operating Officer in April 2020, and was subsequently appointed Secretary and Treasurer in May 2020. In June 2022, Mr. Schmidt was named Chief Operating Officer as his role expanded to take on additional responsibilities and strategic ownership of the operations and product groups, including manufacturing, sourcing and procurement, logistics and distribution, product design, and engineering. Mr. Schmidt has over 25 years of broad financial leadership and general management experience driving profitable growth across multiple industries, including over eight years in the furniture industry.

Prior to Flexsteel, Mr. Schmidt was CFO of Crescent Electric Supply Co., one of the nation’s largest electrical distributors. Prior to that, Mr. Schmidt held multiple executive positions with HNI Corporation, a leading global office furniture manufacturer. From 2016 – 2018, Schmidt held the position of Vice President & General Manager, Transactional - The HON Company, an HNI operating company. In this role, Schmidt had oversight for business development, product management, marketing and sales across national accounts, wholesalers, dealers and e-tailers, and was successful in turning around a sales decline driven by changing market needs. From 2014 – 2016, Mr. Schmidt held the position of Vice President, Finance for The HON Company and had executive responsibility for strategic & financial planning, mergers and acquisitions, accounting, credit, contracts, IT and pricing. In this role, he supported a significant increase in revenue growth and an over 27% profit increase within the business. From 2013 – 2014, Mr. Schmidt held the position of Vice President, Finance – HNI Leveraged Furniture Operations and was charged to improve the performance of new operations with financial oversight for manufacturing, distribution and global sourcing operations. From 2011 – 2013, Mr. Schmidt held the position of Treasurer and Vice President, Corporate Finance and led M&A, treasury, investor relations and corporate planning. Prior to joining HNI, Mr. Schmidt held financial leadership positions with companies such as Silgan Plastics Corporation, MasterBrand Cabinets, Inc., and General Mills Inc.

Mr. Schmidt is a graduate of the University of Wisconsin with a Bachelor of Business Administration in accounting and finance. He also earned a Master of Business Administration with an emphasis in finance and strategic management from the University of Minnesota Carlson School of Management. He is a Certified Public Accountant (CPA) - Inactive, Certified Management Accountant (CMA) and Certified Financial Manager (CFM).

G. Alejandro Huerta Age 41 Chief Financial Officer, Treasurer & Secretary
Alejandro Huerta joined the Company in June 2022 as Chief Financial Officer, Treasurer & Secretary. Mr. Huerta has over 18 years of progressive financial leadership and general management experience driving profitable growth across multiple industries including consumer products, hospitality and powersports.

Prior to Flexsteel, Mr. Huerta served as the Chief Financial Officer for Tucker Powersports, a leading distributor in the powersports industry. He had executive responsibility for finance, accounting, information technology and risk management, where he led the turnaround of the business through cost reduction, automation, and financial integration projects. He also led major global bottom and top-line initiatives including footprint rationalization and global business strategy implementation and developed a strong culture of accountability by providing a clear understanding of business decisions impact on financial results. Prior to joining Tucker Powersports, Mr. Huerta worked as an interim executive for multiple PE held portfolio companies. Prior to that he worked for Jarden Corporation (now known as Newell Brands), spending five years in the corporate office before moving into the operating businesses where he focused on expanding his knowledge as an operational finance leader, delivering best in class results across multiple business units in multiple geographic regions. Over the course of eleven years, Mr. Huerta rose to the position of Vice President of Finance for Jarden Home Brands. In that role, he held full accountability for the results of a $500+ million revenue operating business across a North America wide network of manufacturing plants and warehouses. From 2011 to 2015, Mr. Huerta held various director level and management roles at Pure Fishing, a global provider of fishing tackle, lures, rods and reels, where he led multiple organizational changing projects and developed and implemented multiple reporting tools, data analysis, system improvements and forecasting methodologies that significantly improved forecasting, reporting and planning process timelines.

Mr. Huerta is a graduate of Western New Mexico University, where he received a Bachelor of Business Administration degree. He also earned a Master of Business Administration from the University of Connecticut.

Michael J. McClaflin Age 59 Chief Information and Technology Officer
Mike McClaflin joined the Company in March 2019 as Chief Information & Technology Officer. Mr. McClaflin is responsible for empowering business performance across Flexsteel’s enterprise through strategic technology and information management investments for both internal systems and external go-to-market capabilities. In addition to over 25 years of experience in ERP systems, eBusiness, business intelligence and IT operations, Mr. McClaflin is a versatile executive leader with significant cross-functional expertise in process and performance improvements.

Prior to Flexsteel, Mr. McClaflin was the Director of Acquisition Strategy and Integration for the Birmingham-based Industrial Parts division of the Genuine Parts Corporation. Prior to that, Mr. McClaflin spent 12 years in the furniture industry where he held various technology leadership positions, including serving as Vice President of eBusiness and IT, for the HON Company.

Mr. McClaflin is a graduate of Upper Iowa University, where he received a Bachelor of Arts degree in Accounting and General Management. He also earned a Master of Business Administration with an emphasis in marketing from the University of Iowa Henry B. Tippie College of Business.

David E. Crimmins Age 41 Vice President, Sales
Dave Crimmins joined the Company in September 2019 as Vice President, Sales. He has more than 14 years of experience in the furniture industry, including sales and marketing leadership positions across multiple brands and market segments.

Prior to Flexsteel, Mr. Crimmins was the Vice President of Sales and Marketing for the UK-based North American division of The Senator Group, representing both the Allermuir and Senator brands. His responsibilities included building sales and marketing capabilities, developing and executing go-to-market strategies, and driving improved financial performance across operations in North America. Mr. Crimmins also held multiple sales and general management related roles of increasing responsibility within HNI Corporation across multiple operating companies.

Mr. Crimmins is a graduate of The University of Northern Iowa where he studied marketing. He also earned a Master of Business Administration from the University of Baltimore.

Carl Anthony Hayden Age 60 Vice President, Operations
Carl “Tony” Hayden joined the Company in February 2019 as Vice President, Manufacturing and was named Vice President, Operations in August 2019. He has more than 25 years of experience in furniture manufacturing operations, including lean manufacturing implementation along with leading the procurement, sourcing and logistics functions.

Prior to Flexsteel, Mr. Hayden served as Vice President, Operations for the Wood Group at HNI Inc., a large commercial office furniture manufacturing and distribution company. His experience at HNI also included increasing levels of responsibility in the roles of General Manager, Group Vice President and Vice President, International Operations. His responsibilities included managing domestic operations for three different HNI divisions, its operations in China and India and completing due-diligence analysis for international acquisitions.

Mr. Hayden is a graduate of The University of Iowa with a Bachelor of Business Administration.

Stacy M. Kammes Age 42 Vice President, Human Resources
Stacy Kammes joined the Company in 2014 as Director, Human Resources and was named Vice President, Human Resources in 2017. Ms. Kammes was appointed Assistant Secretary in May 2020. With 20 years of HR experience, she is responsible for leading the Human Resources function and providing expertise on organizational development, talent acquisition and development, compensation, benefits and labor relations.

Prior to Flexsteel, Ms. Kammes served as an HR Leader-Organizational Effectiveness Talent, Global Supply Chain and OnHighway Business for Cummins Emission Solutions, a global leader in designing, manufacturing and integrating exhaust aftertreatment solutions. In these roles, she drove talent acquisition, performance management, training and development, succession planning and labor relations across multiple global manufacturing, distribution and corporate locations. Earlier in her career, Ms. Kammes held several plant HR positions within Cummins Emission Solutions and Federal Mogul.

Ms. Kammes is a graduate of the University of Wisconsin-Platteville, where she studied Business Administration with an emphasis in General Management and Human Resource Management. She also earned a Master of Business Administration from Upper Iowa University.

Timothy P. Newlin Age 52 Vice President, Product Management
Tim Newlin has 16 years of experience in leadership roles at the Company. In 2019 he was named Vice President, Marketing & Product Management and in 2021 his role was modified to Vice President, Product Management. He is responsible for all aspects of the product portfolio including appearance, functionality, performance, profitability and life cycle management; for the physical innovation, design, engineering and development of product; and for the product merchandising and messaging supporting all sales channels.

Prior to 2019, he was Vice President, Home Furnishings, where he provided the strategic direction for the business with full P&L responsibility and was head of the functions of Merchandising, Sales, Retail Development, and Design. Immediately prior, Mr. Newlin was National Sales Director, having risen through the sales channel from territory sales, regional sales management to the top position in national sales over the course of eight years. He has over 25 years in the furniture business.

Mr. Newlin is a graduate of Miami University in Ohio, with a business degree in Marketing with a focus on merchandising.

EXECUTIVE COMPENSATION
Summary Compensation Table
During fiscal year 2022, the Company had three named executive officers. The following table sets forth the cash and non-cash compensation, for the fiscal years so indicated awarded to or earned by: (i) the individual serving as the Company’s principal executive officer (“PEO”); and (ii) the Company’s two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year.
Name and Principal Position	Year	Salary(1) $	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Comp ($)(5)	All Other Comp ($)(6)	Total ($)
Jerald K. Dittmer President and Chief Executive Officer	2022	735,000	—	918,723	—	291,060	41,279	1,986,061
	2021	656,250	—	875,001	60,000	1,141,491	40,439	2,773,181
Derek P. Schmidt Chief Financial Officer and Chief Operating Officer	2022	437,000	—	371,450	—	108,158	26,476	943,084
	2021	393,750	—	272,999	35,000	456,200	189,227(2)	1,347,176
David E. Crimmins Vice President Sales	2022	280,000	—	292,953	—	55,440	16,788	645,181
(1)	On April 8, 2020, the Compensation Committee approved a 25% temporary reduction to the base salaries of the Company’s CEO and CFO/COO through October 1, 2020.
(2)	The amount shown includes a $74,161 gross up of taxes for relocation benefits received by Mr. Schmidt.
(3)
The amounts shown for fiscal year 2022 include the grant date fair value of three-year performance share awards granted under the LTIP and restricted units awarded to certain named executive officers. No performance shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. The 2022 three-year performance period is July 1, 2021 – June 30, 2024. The 2021 three-year performance period is July 1, 2020 – June 30, 2023. Shares earned, if any, will be issued following each respective three-year performance period. The amounts include the grant date fair value of the performance share awards assuming achievement of the target performance goals. The grant date fair value is determined by taking total units granted for the performance period at target multiplied by the closing market price on date of grant. The maximum share award value that could be issued for Mr. Dittmer is $1,102,450 for 2022, for Mr. Schmidt is $445,740 for 2022, and for Mr. Crimmins is $201,535 for 2022. The amounts shown in the table for fiscal 2022 include the grant date fair value of restricted stock and restricted stock units for Mr. Dittmer – $367,498; for Mr. Schmidt – $148,580; and for Mr. Crimmins – $192,185. The grant date fair value is determined by taking total restricted stock and restricted stock units granted multiplied by the closing market price on date of grant.

(4)
The amounts shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 11 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022. The material terms of the options granted in fiscal 2021 are set forth in the Outstanding Equity Awards at Fiscal Year-End table below.

(5)	The amounts shown represent the cash earned under the Company’s Cash Incentive compensation plan for the fiscal year.
(6)	The table below presents an itemized account of “All Other Compensation” provided in fiscal 2022 to the named executive officers:
Name	Year	Tax Preparation $	Country Club Dues ($)	Supplemental Medical ($)	Furniture Program ($)	401K Match ($)	Relocation ($)	Total All Other Comp ($)
J. K. Dittmer	2022	2,427	8,908	15,444	—	14,500	—	41,279
	2021	1,529	4,828	10,034	9,548	14,500	—	40,439
D. P. Schmidt	2022	—	—	11,747	3,804	10,925	—	26,476
	2021	—	—	5,439	34,219	14,500	135,069	189,227
D. E. Crimmins	2022	1,583	—	7,290	—	7,915	—	16,788
Jerald K. Dittmer Employment Agreement
Effective December 28, 2018, the Company named Jerald K. Dittmer President and Chief Executive Officer. In connection with Mr. Dittmer’s appointment, the Company entered into an employment agreement with him, dated December 17, 2018, as amended August 30, 2019, that provides for an annual salary of $700,000 and benefits commensurate with other executive officers of the Company. Effective July 1, 2021, Mr. Dittmer’s annual base salary was increased to $735,000.
Mr. Dittmer is eligible to participate in the Company’s Cash Incentive Plan at 120% of his base salary at target performance with a maximum award of 200% of the target.
Mr. Dittmer participates in the Company’s long-term incentive plan, which is established annually by the Compensation Committee of the Board. Effective July 1, 2022, his participation is set at 135% of his base salary, at the target award level and a maximum award of 200% of the target. Any award earned is paid in shares.

Mr. Dittmer participates in the Company’s Severance Plan for Management Employees, which provides for the post-termination benefits described under “Executive Compensation: Termination or Change-In-Control” below. In addition, Mr. Dittmer entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.
Derek P. Schmidt Letter Agreement
In connection with Derek P. Schmidt’s appointment to the positions of Chief Operating Officer and Chief Financial Officer, the Company entered into a letter agreement with Mr. Schmidt, dated March 10, 2020, effective April 6, 2020. In June 2022, Mr. Schmidt was named Chief Operating Officer, as that role took on expanded responsibilities. Pursuant to the letter agreement, Mr. Schmidt receives an annual base salary of $420,000. Effective July 1, 2021, Mr. Schmidt’s annual base salary was increased to $437,000.
Mr. Schmidt is eligible to participate in the Company’s Cash Incentive Plan with his participation set at 75% of his base salary at target performance with a maximum funding of 200% of the target.
Mr. Schmidt participates in the Company’s Long-Term Incentive Plan, which is established annually by the Compensation Committee of the Board. Effective July 1, 2022, his participation is set at 95% of his base salary, at the target award level and a maximum award of 200% of the target. Any award earned is paid in shares.
In fiscal 2021, Mr. Schmidt was reimbursed reasonable and customary closing and realtor costs for the sale of his prior home. In addition, the Company reimbursed Mr. Schmidt a monthly amount equal to the lesser of his two mortgages for the shorter of the following: until his prior home sold or for up to six months after his start date.
Mr. Schmidt participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation: Termination or Change-In-Control” below. In addition, Mr. Schmidt entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.
David E. Crimmins
The Company has not entered into an employment agreement or letter agreement with Mr. Crimmins. His annual base salary was increased to $300,000 effective July 1, 2022.
Mr. Crimmins is eligible to participate in the Company’s Cash Incentive Plan with his participation set at 60% of his base salary at target performance with a maximum funding of 200% of his base salary.
Mr. Crimmins participates in the Company’s Long-Term Incentive Plan, with his participation set at 60% of his base salary at the target award level and a maximum award of 200% of his base salary and the award is paid in shares.
Mr. Crimmins participates in the Company’s Severance Plan for Management Employees which provides for the post-termination benefits described under “Executive Compensation: Termination or Change-In-Control” below. In addition, Mr. Crimmins entered into a Confidentiality and Non-Competition Agreement whereby he agreed not to compete with the Company during employment and for 12 months after termination.
Components of Executive Compensation
The principal components of our executive officer compensation program include base salary, annual cash incentive compensation and long-term incentives using our common stock and benefit programs.
Base Salary. An individual executive officer’s base salary is based upon the executive officer’s level of responsibility, cumulative knowledge and experience, past individual performance, contributions to past corporate performance, and competitive rates of pay. The Compensation Committee reviews each executive officer’s salary annually and makes adjustments, as appropriate, based on the Chief Executive Officer’s recommendation, including any change in the executive officer’s responsibilities, the executive officer’s past performance and changes in competitive salary levels provided by the compensation consultants retained by the Compensation Committee.
Cash Incentive Compensation. The purpose of our Cash Incentive Compensation Plan (the “CIP”) is to align incentive compensation with performance measures that drive the Company’s market value. The CIP is also designed to promote the accomplishment of corporate objectives as reflected in the Company’s operating plan and objectives established by management, and to recognize achievement through the payment of incentive compensation. For fiscal 2022, the awards were based on a one-year performance period. After the completion of the performance period, the

Compensation Committee ratifies cash incentives based principally on the extent to which objectives have been achieved. If threshold performance levels are not met, no award is made. The incentive award level for the one-year performance period is expressed as a percentage of the executive officer’s annual base salary ranging from 35% to 120% based on the individual’s responsibility level and total compensation. The payouts of the individual objectives of the CIP range from threshold of 40% to a maximum of 200% of the target award. When the threshold performance is achieved, the payout percentage increases proportionately to the improvement in performance as measured against the objective. The weighting of the objectives for fiscal year 2022 for all the named executive officers was: 60% for adjusted EBIT, and 40% for net sales. The amount of the awards received by the named executive officers for achieving the performance objectives for fiscal 2022 is set forth in the Non-Equity Incentive Compensation column of the Summary Compensation Table.
The indicated performance objectives under the cash incentive compensation plan for fiscal 2022 were as follows:
•	Target: adjusted EBIT: $30.2 million, net sales: $560.0 million.
•	Threshold: adjusted EBIT: $25.2 million, net sales: $504.0 million.
•	Outstanding: adjusted EBIT: $35.2 million, net sales: $616.0 million.
•	Maximum: adjusted EBIT: $37.7 million, net sales: $644.0 million.
For fiscal year 2022, the Company did not achieve the adjusted EBIT objective and achieved the net sales objective at 97.2% of target.
Long-Term Incentives. The purpose of the Long-Term Incentive Compensation Plan (the “LTIP”) and the Omnibus Stock Plan is to promote the interests of the Company and its shareholders by providing key personnel of the Company with an opportunity to acquire a proprietary interest in the Company and reward them for achieving a high level of corporate performance, and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. In addition, the opportunity to acquire a proprietary interest in the Company will aid in attracting and retaining key personnel of outstanding ability. The level of award opportunities, as combined under both plans, are intended to be consistent with comparable companies and reflect an individual’s level of responsibility and performance.
Long-Term Incentive Compensation Plan. Under the LTIP, it is generally intended that the established performance objectives will be measured over a three-year period. The Compensation Committee will also establish the weighting of each corporate performance objective for purposes of the performance calculations in advance of each performance period. For awards under the LTIP for the three-year periods ending June 30, 2022, and June 30, 2023, participants may earn one-third of the award in each of the three years based on meeting performance objectives for the applicable year. The cumulative award payout for all three years is made after the end of the third year. The performance objectives for the second and third years of the three-year period ended June 30, 2022, were based on a set growth rate of the performance objectives over the previous year’s financial results. Because of the adverse impact of the COVID-19 pandemic and continued global trade tensions on the Company’s financial results for the period ended June 30, 2020, the calculation of the performance objectives for the second year using the established growth rates in the plan would have resulted in financial goals that are not aligned to long-term shareholder value creation. As a result, performance objectives for the second and third years of the three-year award period ending June 30, 2022, were modified based on the Board approved strategic and operating plans.
The Compensation Committee selected adjusted EBIT as the performance objective for the three one-year performance periods beginning on July 1, 2019 and ended on June 30, 2022. The performance objective was selected and applied, at that time, as the best measurement of the Company’s and the individual’s long-term performance. The Compensation Committee endeavors to set the targets at levels that challenge our executive officers to improve operating results and enhance shareholder value without incentivizing decisions that may create undue long-term risk for the Company.
At the start of each three-year performance period, the Compensation Committee establishes a target number of shares of our common stock that each executive officer can earn subject to our achievement over the three-year performance period of threshold, target, outstanding and maximum levels of each corporate performance objective. Threshold and maximum levels will be expressed as a multiple of the target level. For the performance period that began July 1, 2019, the target number of shares for which each executive officer is eligible is based on a percentage of the executive officer’s base salary at the beginning of the performance period and was 125% for Mr. Dittmer, 65%

for Mr. Schmidt and 40% for Mr. Crimmins. When the threshold level is achieved, the payout percentage increases proportionally to the improvement in performance as measured against the objective. The beginning of each fiscal year triggers the start of another three-year performance period. This plan structure results in three active performance periods being in place at any given time. The weighting of the performance objective for the three-year performance period ended on June 30, 2022, for Messrs. Dittmer, Schmidt and Crimmins was: 100% for adjusted EBIT.
For each of the three one-year performance periods ended June 30, 2022, the performance goals under the LTIP for Adjusted EBIT were as follows (in millions):
	Fiscal 2020	Fiscal 2021	Fiscal 2022
• Target	$13.5	$1.4	$30.2
• Threshold	$9.0	$-6.6	$25.2
• Outstanding	$17.0	$5.7	$35.2
• Maximum	$18.0	$7.9	$37.7
During the period ended June 30, 2021, the Company achieved the adjusted EBIT objective at over 200% of target and did not achieve the objectives in the other two years.
Omnibus Stock Plan. During fiscal 2022, the Company granted restricted stock units to executive officers under the Omnibus Stock Plan. In response to industry practices and competitive forces, the Compensation Committee has determined to emphasize stock awards over options awards. The Compensation Committee also believes that stock awards are a more effective way to provide named executive officers with a proprietary interest in the Company and assist the named executive officers to meet the stock ownership guidelines established by the Board. See “Corporate Governance – Stock Ownership Guidelines.” Generally, stock awards vest annually over a three-year period.
Stock options awarded under the shareholder approved plan give executive officers the opportunity to purchase our common stock for a term not to exceed 10 years and at a price of no less than the closing sale price of our common stock on the date of grant. Executive officers benefit from stock options only to the extent stock price appreciates after the grant of the option. The Compensation Committee recognizes that each executive officer, rather than the Compensation Committee, decides whether to exercise an option at any given time. For this reason, the Compensation Committee’s decision to grant a stock option to an executive officer does not take into account any gains realized by the executive officer due to a decision to exercise a pre-existing option in any given year. The Compensation Committee has not repriced stock options or replaced stock options that are underwater in the past and does not intend to engage in either practice in the future.
Stock options, restricted stock units and restricted stock are granted at the Compensation Committee’s regularly scheduled meetings, based on recommendations from the Chief Executive Officer, the participant’s level of responsibility and total compensation. Most Compensation Committee meetings are scheduled a year in advance. Scheduling decisions for Compensation Committee meetings are made without regard to anticipated earnings or other major announcements by us. The Compensation Committee will consider granting various types of equity to newly hired executive officers on a case-by-case basis.
Other Compensation and Benefits. We may provide the following perquisites to our executive officers:
•	tax planning services;
•	supplemental health insurance; and
•	furniture program.
These perquisites are provided to retain executive officers for key positions, to assist in their business development efforts and to remain competitive in the marketplace. The value of the perquisites provided to our named executive officers is set forth in the column titled “All Other Compensation” of the Summary Compensation Table.
Other Policies. The Company’s CIP, Omnibus Stock Plan and LTIP provide for the right to require a participant to pay back any amount received under the plan to the extent provided by law or the Company’s Clawback Policy. See “Corporate Governance-Incentive Compensation Clawback Policy.” The award agreements under the CIP, Omnibus Stock Plan and LTIP provide for the forfeiture of awards received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information.

Role of Executives in Establishing Compensation. Our chief executive officer plays an integral role in recommending compensation for named executive officers (including base salary and performance based annual and long-term cash and equity compensation). Our chief executive officer participates in committee meetings to provide background information on our business, financial and operational objectives, and annually reviews the performance of each executive officer based on their contributions to achieving our business, financial and operational objectives and recommends compensation for our executive officers. Compensation Committee members also develop their own opinions on the annual performance of our executive officers based on their interactions with them. As required by the listing standards of the NASDAQ Stock Market LLC, our chief executive officer does not participate in deliberations concerning, or vote on, their compensation arrangements. The Compensation Committee approves the compensation for all executive officers.
Tax Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive officer compensation, the Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executive officers.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information relating to equity awards outstanding at June 30, 2022, for each of our named executive officers.
	Option Award					Stock Award
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares of Units or Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
J. K. Dittmer	7/1/2020	23,256		12.77	7/1/2030	47,215	849,870	77,430	1,393,740
	8/30/2019	30,000		15.14	8/30/2029
	12/28/2018	85,000		21.96	12/28/2028

D. P. Schmidt	7/1/2020	13,566		12.77	7/1/2030	12,588	226,584	25,345	456,210
	4/6/2020		108,884	9.97	4/6/2030

D. E. Crimmins						8,052	144,936	10,207	183,726
(1)	Options include both incentive stock options and non-statutory stock options.
(2)	Mr. Schmidt’s April 6, 2020 grant date option vests in full on April 6, 2023.
(3)	Options expire on the tenth anniversary of the grant date.
(4)
Mr. Dittmer’s unvested restricted stock and restricted stock units vest as follows: 5,531 shares vest on July 1, 2022; 3,895 shares vest on December 14, 2022; 29,142 vest on June 30, 2023; and 8,647 vest on June 30, 2024. Mr. Schmidt’s unvested restricted stock and restricted stock units vest as follows: 9,092 vest on June 30, 2023; and 3,496 vest on June 30, 2024. Mr. Crimmins’s restricted stock units vest as follows: 3,530 vest on June 30, 2023; and 4,522 shares vest on June 30, 2024.

(5)	The market value of unvested stock awards is based on the closing stock price on June 30, 2022, which was $18.00.
(6)
The amounts shown represent the potential three-year performance share unit awards under the Long-Term Incentive Plan during the three, three-year performance periods in effect during fiscal year 2022. No shares will be issued unless the minimum specific performance goals set by the Compensation Committee are met. Shares earned, if any, will be issued following each respective three-year performance period. Mr. Dittmer, Mr. Schmidt and Mr. Crimmins participated in the fiscal year 2022 – 2024, 2021 – 2023 and 2020 - 2022 performance plan periods. Unearned performance shares are shown below assuming target performance for grants made in fiscal years 2022, 2021, and 2020:

Name	2022(a)	Fiscal Year 2021(b)	Fiscal Year 2020(c)	Total
J. K. Dittmer	12,970	43,714	20,746	77,430
D. P. Schmidt	5,244	13,639	6,462	25,345
D. E. Crimmins	2,371	5,296	2,540	10,207
(a)	Three-year performance period ends June 30, 2024
(b)	Three-year performance period ends June 30, 2023
(c)	Three-year performance period ended June 30, 2022
Termination or Change in Control
Severance Plan for Management Employees. The Severance Plan for Management Employees (the “Severance Plan”) provides for the payment of severance to eligible employees in the event of an involuntary termination of an eligible employee’s employment initiated by the Company (a “Qualifying Termination”). An eligible employee is an employee of the Company or its affiliates who is either (i) an executive reporting directly to the Chief Executive Officer of the Company on other than an interim or temporary basis, or (ii) an individual designated as an eligible employee by the plan administrator or its delegate, within its sole discretion (an “Eligible Employee”). A Qualifying Termination does not include (i) termination for cause, (ii) an Eligible Employee’s voluntary resignation or retirement from the Company, (iii) an Eligible Employee’s termination as a result of the Eligible Employee’s death or disability, or (iv) an Eligible Employee’s failure to return to work within the time required following an approved leave of absence.

Subject to the terms and conditions of the Severance Plan, an Eligible Employee will receive severance payments of:
•	the Eligible Employee’s base salary continuation for 12 months;
•
a lump sum payment equal to the COBRA premiums necessary to continue the Eligible Employee’s and his or her dependents’ health insurance coverage in effect on the Eligible Employee’s termination date for a period of 12 months, without regard to whether the Eligible Employee or his or her dependents elect continuation coverage under COBRA; and

•
a lump sum payment equal to the amount of cash compensation that would be payable to the Eligible Employee under the CIP for the fiscal year during which the termination date occurs if the Eligible Employee’s employment had continued through the end of such fiscal year, computed assuming that the “target” level of performance had been achieved, without regard to any discretionary adjustments that would have the effect of reducing the amount of the annual incentive bonus (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment).

The plan administrator may remove an individual as an Eligible Employee prior to a Qualifying Termination. An Eligible Employee may not be removed as an Eligible Employee from participation in the Severance Plan on or after a Qualifying Termination.
The Company is entitled to clawback all Severance Payments made to an Eligible Employee under the Severance Plan in the event the Eligible Employee breaches any provision of any non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any agreement between the Eligible Employee and the Company.
To receive any severance payments, an Eligible Employee must execute and deliver a severance agreement which provides for a release of claims against the Company, a confidentiality provision and a 12-month non-competition and non-hire clause.
The benefits under the Severance Plan replace and supersede all prior existing severance payments applicable to Eligible Employees, whether formal or informal, written or oral.
Cash Incentive Compensation Plan and Long-Term Incentive Compensation Plan. Under the terms of the Company’s CIP and LTIP and applicable award agreements, named executive officers are entitled to receive payments as a result of a termination due to death or disability, on or after reaching age 62, or due to an involuntary termination for other than cause in the event of a change in control. The amount to be paid to a participant in such events is based on the pro rata number of days worked during the performance period. The awards will be paid in a lump sum after the end of the performance period, except under certain circumstances as determined by the Compensation Committee. The award agreements for both the CIP and the LTIP provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. The Company is also entitled to clawback any awards under the CIP and LTIP pursuant to the terms of the Company’s Incentive Compensation Clawback Policy.
Omnibus Stock Plan. Under the terms of the Omnibus Stock Plan and applicable award agreements, the unvested restricted stock units, restricted stock and options held by a named executive officer will vest in full upon the death or disability of such person or for the fiscal years prior to 2022 upon a change in control. Beginning with fiscal 2022, in the event of a change in control, the award will only vest due to an involuntary termination for other than cause. The award agreements for the Omnibus Stock Plan provide for the forfeiture of payments received up to six months prior to termination in the event the participant competes with the Company within two years of termination or improperly uses Company confidential information. The Company is also entitled to clawback any awards under the Omnibus Stock Plan pursuant to the terms of the Company’s Incentive Compensation Clawback Policy.

OWNERSHIP OF STOCK BY
DIRECTORS AND EXECUTIVE OFFICERS
The table below sets forth the shares of the Company’s common stock beneficially owned by the Company’s directors, the named executive officers, and by all directors and executive officers as a group as of October 17, 2022. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.
Name	Title	Amount of Common Stock Beneficially Owned (#)(1)	Percent of Common Stock Outstanding
Jerald K. Dittmer	President and Chief Executive Officer, Director	229,043	4.2%
Derek P. Schmidt	Chief Operating Officer	195,745	3.7%
David E. Crimmins	Vice President, Sales	18,001	0.3%
Mary C. Bottie	Director	22,386	0.4%
William S. Creekmuir	Director	20,572	0.4%
Michael S. Culbreth	Director	2,973	0.1%
Kathryn P. Dickson	Director	12,566	0.2%
Matthew A. Kaness	Director	38,984	0.7%
Thomas M. Levine	Director	28,641	0.5%
Eric S. Rangen	Director	40,101	0.8%
All Directors and Executive Officers as a Group (16)		721,897	12.0%
(1)
Includes the following number of shares, which may be acquired as of October 17, 2022, or within 60 days of such date by exercise of stock options: Mr. Schmidt – 13,566; Mr. Dittmer – 138,256; Mr. Rangen – 8,000; Mr. Levine – 5,500; All Directors and Executive Officers as a Group – 186,172.

OWNERSHIP OF STOCK BY
CERTAIN BENEFICIAL OWNERS
To the best knowledge of the Company, no person owns beneficially five percent or more of the outstanding common stock of the Company as of October 17, 2022 except as set forth below. Unless otherwise indicated, to the best knowledge of the Company, all persons named in the table have sole voting and investment power with respect to the shares shown.
Name	Address	Amount of Common Stock Beneficially Owned(1)	Percent of Class
Jeffrey T. Bertsch	90 South 7th Street, Suite 3300, Minneapolis, MN 55402	275,848(2)	5.2%
Steven H. Bertsch	90 South 7th Street, Suite 3300, Minneapolis, MN 55402	310,175(3)	5.9%
Carolyn T. Bertsch Bleile	90 South 7th Street, Suite 3300, Minneapolis, MN 55402	329,632(4)	6.2%
Dimensional Fund Advisors LP	6300 Bee Cave Road, Bldg One, Austin, TX 78746	518,637(5)	9.8%
(1)	To the best knowledge of the Company, no beneficial owner named above has the right to acquire any additional beneficial ownership.
(2)
The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on August 26, 2022. The Jeffrey T. Bertsch Amended and Restated Trust owns 181,888 of these shares and the Frank H. Bertsch Trust, No. 2 owns 93,960 of these shares.

(3)
The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on March 23, 2022. The 310,175 shares are owned by the Steven H. Bertsch Declaration Trust.

(4)
The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2022. The 329,632 shares are owned by the Carolyn T. Bleile Declaration Trust.

(5)
The number of shares beneficially owned is based on information in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2022, which reflects sole dispositive power for 518,637 shares, sole voting power for 505,811 shares, and no voting power for 12,826 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP was the Company’s independent registered public accounting firm in fiscal 2022. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche LLP provided audit-related services during fiscal 2022 and 2021.
The Audit and Ethics Committee pre-approves both the type of services to be provided by Deloitte & Touche LLP and the estimated fees related to these services. The Audit and Ethics Committee reviewed professional services and the possible effect on Deloitte & Touche LLP’s independence was considered. The Audit and Ethics Committee has considered and found the provision of services compatible with maintaining Deloitte & Touche LLP’s independence. All services provided by Deloitte & Touche LLP during fiscal 2022 and 2021 were pre-approved by the Audit and Ethics Committee. It is not expected that a representative of Deloitte & Touche LLP will attend the annual meeting of Shareholders.
(in thousands)	2022	2021
Audit Fees(1)	$610	$750
(1)
Professional fees and expenses for the audit of financial statements for fiscal 2022 and fiscal 2021 consisted of (i) an audit of the Company's annual consolidated financial statements; (ii) reviews of the Company's quarterly consolidated financial statements; (iii) consents and other services related to Securities and Exchange Commission matters; (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

PROPOSALS BY SHAREHOLDERS
Shareholders wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2023 annual meeting must submit the proposal in writing and direct it to the Secretary of the Company at the address shown in this proxy statement. The Company must receive it no later than July 4, 2023. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the 1934 Act. It is suggested that the proposal be submitted by certified mail, return receipt requested. Shareholders who intend to present any other proposal or nominate a person to be elected as a director at the 2023 annual meeting must provide the Company notice of such proposal no later than September 15, 2023. However, if the 2023 annual meeting is to be held before November 15, 2023 or after February 12, 2024, then the proposal or nomination must be received before the later of (i) the close of business on the tenth day following the day on which public disclosure of the meeting date is made and (ii) the close of business 90 days before the 2023 annual meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
To comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2023 annual meeting must provide notice to our Secretary at the address shown in this proxy statement, that sets forth all information required by Rule 14a-19 under the Exchange Act no later than October 14, 2023 (or, if the 2023 annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2022 annual meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 annual meeting or by the close of business on the tenth calendar day following the day on which public announcement of the date of the 2023 annual meeting is first made).
OTHER MATTERS
The percentage total number of the outstanding shares represented at each of the last three years’ shareholders’ annual meetings was as follows: 2019 – 75.9%; 2020 – 71.8%; and 2021 – 76.2%.
A copy of the Company’s Annual Report on Form 10-K for the year ended June 30, 2022, other reports filed or furnished with or to the Securities and Exchange Commission, our Guidelines for Business Conduct, Audit and Ethics Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter are available, without charge, on the Company’s website at www.flexsteel.com or by writing to the Office of the Secretary, Flexsteel Industries, Inc., P.O. Box 877, Dubuque, Iowa 52004-0877.
The Board does not know of any other matter that may come before the meeting. However, should any other matter properly come before the meeting, the persons named in the proxy card will vote in accordance with their judgment upon such matters.
Shareholders are urged to vote by internet or telephone, or if you received paper copies of our Proxy materials, you can also mark, date, sign and promptly mail the accompanying Proxy card in the enclosed envelope. Prompt response is helpful, and your cooperation will be appreciated.
BY ORDER OF THE BOARD OF DIRECTORS

G. Alejandro Huerta
Secretary
November 1, 2022
Dubuque, Iowa

APPENDIX A

FLEXSTEEL INDUSTRIES, INC.

2022 EQUITY INCENTIVE PLAN
1.Purpose of the Plan. The purpose of this Plan is to:
•	attract and retain the best available personnel for positions of substantial responsibility;
•	provide additional incentive to Employees, Directors and Consultants; and
•	promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.Definitions. The following definitions are used in this Plan:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and issuance of shares of Common Stock, including under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan. Reference to a specific section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation or other official guidance issued under that section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding that section or regulation.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or other Stock Based Awards.
(d)“Award Agreement” means the written or electronic agreement between the Company and Participant setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” means, as determined within the sole discretion of the Plan Administrator:
(i)The willful and continued failure of the Participant to perform substantially the Participant’s duties as established from time to time by the Company’s management (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Participant by the Company’s management that specifically identifies the manner in which the management believes that the Participant has not substantially performed the Participant’s duties; or
(ii)Dishonesty, fraud, misappropriation of funds, theft relating to the Participant’s position, harassment, an act of violence, acts punishable by law, misconduct as described in the Company’s Employee Handbook, as amended from time to time, or such other serious misconduct as will be determined by the Administrator to constitute conduct that warrants forfeiture pursuant to the Plan.
(g)“Change in Control” means the occurrence of any of the following events:
(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, if any one Person is already considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by such Person will not be considered a Change in Control; or
(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by

Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(h)“Code” means the U.S. Internal Revenue Code of 1986.
(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Flexsteel Industries, Inc., a Minnesota corporation, or any successor thereto.
(l)“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning used with respect to Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(m)“Director” means a member of the Board.
(n)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(o)“Employee” means any person, including Officers and Inside Directors, providing services as an employee to the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(p)“Exchange Act” means the U.S. Securities Exchange Act of 1934.

(q)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. As described in Section 4(i) of the Plan, the Administrator may not institute an Exchange Program.
(r)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or, the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or the closing bid, if no sales were reported), as reported by such source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator and in a manner that complies with Sections 409A and 422 of the Code.
If the Fair Market Value is to be determined under subsection (i) or (ii) above and the determination date for the Fair Market Value occurs on a day other than a Trading Day, the Fair Market Value will be the price as determined under subsection (i) or (ii) above, as applicable, on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of withholding Tax-Related Items may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(s)“Fiscal Year” means the fiscal year of the Company.
(t)“Full Value Awards” means any award other than an Option or Stock Appreciation Right.
(u)“Incentive Stock Option” means an Option that is intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(v)“Inside Director” means a Director who is an Employee.
(w)“Involuntary Termination” means an involuntary termination as set forth in U.S. Treasury Regulation §1.409A-1(n). Generally, this means that the Company has terminated the Participant’s status as a Service Provider under circumstances where the Participant has not initiated or requested the termination and is willing and able to continue as a Service Provider. An Involuntary Termination also includes termination of status as a Service Provider due to “good reason” if it occurs due to a material diminution in base compensation; a material diminution of the Participant’s authority, duties or responsibilities; or a material change in the geographic location at which the Participant must perform services. In order for a termination to be considered for a “good reason”, the Participant must provide a written notice to the Company of the existence of the condition within a 30-day period following the initial existence of the condition, upon which the Company must be provided a period of at least 90 days during which it may remedy the condition.
(x)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(y)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(z)“Option” means a stock option granted pursuant to the Plan.
(aa)“Other Stock Based Awards” means an Award described in Section 11 of the Plan.

(bb)“Outside Director” means a Director who is not an Employee.
(cc)“Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(dd)“Participant” means the holder of an outstanding Award.
(ee)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.
(ff)“Performance Unit” means an Award denominated in Shares or cash, which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(gg)“Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(hh)“Plan” means this Flexsteel Industries, Inc. 2022 Equity Incentive Plan.
(ii)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(jj)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(kk)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ll)“Section 16(b)” means Section 16(b) of the Exchange Act.
(mm)“Section 409A” means Section 409A of the Code.
(nn)“Securities Act” means the U.S. Securities Act of 1933.
(oo)“Service Provider” means an Employee, Director, or Consultant.
(pp)“Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(qq)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.
(rr)“Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ss)“Substituted Award” means an Award granted in substitution for an equity award of an acquired entity in connection with a merger, reorganization, separation, or other transaction to which Section 424(a) of the Code applies.
(tt)“Tax-Related Items” means any U.S. and non–U.S. federal, state, or local taxes (including, without limitation, income tax, social insurance, payroll tax, fringe benefits tax, payment on account and any other tax-related items) related to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant, or have been transferred to the Participant.
(uu)“Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed is open for trading.
3.Stock Subject to the Plan.
(a)Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 260,000 Shares, plus any shares remaining available for future grants under the Company’s Amended and Restated Omnibus Stock Plan or the Long-Term Incentive Compensation Plan as of the effective date of the Plan (which shall not exceed 450,000 Shares). In addition, Shares may become available for issuance under the Plan pursuant to Section 3(b) of the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock. If the Committee grants Substituted Awards in substitution for equity awards outstanding under a plan maintained by an entity acquired by or consolidated with the Company, the grant of those Substituted Awards will not decrease the number of Shares available for issuance under the Plan. Upon approval of the Plan by the Company’s shareholders, no additional awards may be granted under the Company’s Amended and Restated Omnibus Stock Plan or the Long-Term Incentive Compensation Plan.
(b)Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Full Value Awards, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or for Full Value Awards, the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross number of Shares underlying the portion of a Stock Appreciation Right that is exercised will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Full Value Awards are repurchased by the Company, forfeited to the Company due to failure to vest or used to satisfy tax withholding obligations, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of Options or to satisfy the tax withholding obligations related to Options or Stock Appreciation Rights will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, the Shares subject to such Award will become available for future grant or sale under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b) of the Plan.
4.Administration of the Plan.
(a)Procedure.
(i)General. The Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws. The Board or Committee will be the Administrator. Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may, at any time, revoke the delegation of some or all authority previously delegated.
(ii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(b)Powers of the Administrator. Subject to the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including to:
(i)determine the Fair Market Value;
(ii)select the Service Providers to whom Awards may be granted hereunder;
(iii)determine the number of Shares to be covered by each Award granted hereunder;
(iv)approve forms of Award Agreements for use under the Plan;
(v)determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;
(vi)establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations, and sub-plans for the purposes of facilitating compliance with non-U.S. laws, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Service Providers outside the U.S.;

(vii)interpret the Plan and make any decision necessary to administer the Plan;
(viii)interpret, modify or amend each Award (subject to Section 18(c) of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability or vesting period of Awards;
(ix)allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 16 of the Plan;
(x)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)delegate ministerial duties to any of the Company’s employees;
(xii)temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes;
(xiii)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award; and
(xiv)make all other determinations deemed necessary or advisable for administering the Plan.
(c)Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
(d)Waiver. The Administrator may waive any terms, conditions or restrictions.
(e)Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be cancelled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.
(f)Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or its agent) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
(g)Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Iowa without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Iowa, and agreement that any such litigation will be conducted in the Iowa state court, or the federal courts for the United States for the District of Iowa, and no other courts, regardless of where a Participant’s services are performed.
(h)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
(i)Exchange Program. The Administrator may not institute an Exchange Program.
5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.Stock Options.
(a)Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator determines in its sole discretion.
(b)Stock Option Agreement. Each Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator determines in its sole discretion.

(c)Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. No Incentive Stock Option may be granted after October 16, 2032.
(d)Term of Option. The term of each Option will be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the Grant Date or such shorter term as may be provided in the Award Agreement.
(e)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option
(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the Grant Date.
(B)granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date.
(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator and may no less than 100% of the Fair Market Value per Share on the Grant Date unless otherwise required by Applicable Laws.
(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 409A of the Code and, if applicable, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check or wire transfer; (3) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) net exercise, under which Shares are withheld from otherwise deliverable Shares that has been approved by the Board or a Committee; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.
(f)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the

Administrator and set forth in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which the Option will vest or become exercisable. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any amounts necessary to satisfy withholding obligations for Tax-Related Items). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant and approved by the Administrator, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)Tolling Expiration. A Participant’s Award Agreement may also provide that:
(1)if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in liability under Section 16(b); or
(2)if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of 30 days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
7.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator determines in its sole discretion.
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.Restricted Stock Units.
(a)Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify vesting criteria, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws or any other basis determined by the Administrator in its discretion.
(d)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(e)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.
(f)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and the Shares covered by such forfeited Restricted Stock Units will revert to the Plan.
9.Stock Appreciation Rights.
(a)Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator determines in its sole discretion. Notwithstanding the foregoing, at any time after the grant of a Stock Appreciation Right, the Administrator, in its sole discretion, may accelerate the time at which the Stock Appreciation Right will vest or become exercisable.
(c)Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(d)Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the Grant Date. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(e)Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date as determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the tolling and expiration rules of Section 6(f) of the Plan relating to exercise also will apply to Stock Appreciation Rights.
(f)Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and
(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.
10.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.
(c)Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator determines in its sole discretion. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. Notwithstanding the foregoing, at any time after the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
11.Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Administrator shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Administrator may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.
12.Award Limitations.
(a)Outside Director Award Limitations. No Outside Director may be paid compensation for service as an Outside Director that, in the aggregate, exceeds $750,000. Compensation includes equity awards, including any Awards issued under this Plan, the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and any other compensation (including without limitation any cash retainers or fees). Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 12(a).
(b)Dividends and Dividend Equivalents. No dividends, dividend equivalents, or distributions will be paid with respect to Shares subject to an Option or Stock Appreciation Right. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate. In its discretion, the Administrator may provide in an Award Agreement for any Full Value Award that the Participant will be entitled to receive dividend equivalents on the Shares subject to the Award based on dividends actually declared on outstanding Shares, provided that any dividend equivalents on a Full Value Award that is subject to service-based or performance-based vesting conditions shall be subject to the same vesting conditions as, and any payment thereof shall occur to the same extent as, the Shares underlying such Full Value Award. The terms of any dividend equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. The Administrator may, in its discretion, provide in Award Agreements for restrictions on dividends and dividend equivalents in addition to those specified in this Section 12(b).
13.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or Applicable Laws require otherwise, vesting of Awards will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or the Participant’s employer is not so guaranteed, then 6 months following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
14.Transferability of Awards.
(a)General Rule. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
(b)Domestic Relations Orders. If approved by the Administrator, an Award may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). An Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)Limited Transfers for the Benefit of Family Members. The Administrator may permit an Award or Share issued under this Plan to be assigned or transferred subject to the applicable limitations, set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act, if applicable, and any other Applicable Laws. For the avoidance of doubt, during the lifetime of the Participant, no Award may be assigned or transferred to a third-party financial institution.
(d)Permitted Transferees. Any individual or entity to whom an Award is transferred will be subject to all of the terms and conditions applicable to the Participant who transferred the Award, including the terms and conditions in this Plan and the Award Agreement. If an Award is unvested, then the service of the Participant will continue to determine whether the Award will vest and when it will terminate.
15.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.
(b)Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Merger or Change in Control. Unless otherwise provided in an applicable Award Agreement, the following provisions shall apply to outstanding Awards in the event of a merger or Change in Control.
(i)Administrator Discretion. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of Section 15(c)(ii)) without a Participant’s consent, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or its Parent. The Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.
(ii)Award Not Assumed or Substituted. In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Full Value Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.
(iii)Assumed or Substituted Award. For the purposes of this Section 15(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Full Value Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.
Notwithstanding anything in this Section 15(c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(iv)Options and Stock Appreciation Rights. In the event of a merger or Change in Control in which the Participant’s outstanding Options and Stock Appreciation Rights granted under the Plan are assumed or substituted as provided in Section 15(c)(iii) above, such Options and Stock Appreciation Rights shall become immediately exercisable in full (which in the case of a performance-based Award, shall be deemed to equal the amount that would be vested upon satisfaction of the target level of performance under the Award) and shall remain exercisable for one year following the Participant ceasing to be a Service Provider if, within 12 months after the merger or Change in Control, the Participant’s status as a Service Provider:
(1) is terminated by the Company or a Subsidiary without Cause;
(2) ceases as the result of an Involuntary Termination; or
(3) terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a subsidiary, or any successor thereof.
(v)Service-Based Full Value Awards. In the event of a merger or Change in Control in which the Participant’s outstanding service-based Full Value Awards granted under the Plan are assumed or substituted as provided in Section 15(c)(iii) above, such outstanding Full Value Awards will vest (and any restrictions on such Awards shall lapse) if, within 12 months after the merger or Change in Control and during the vesting period of the Full Value Awards, the Participant’s status as a Service Provider:
(1)is terminated by the Company or a Subsidiary without Cause;
(2) ceases as the result of an Involuntary Termination; or
(3)terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a subsidiary, or any successor thereof.
(vi)Performance-Based Full Value Awards. In the event of a merger or Change in Control in which the Participant’s outstanding performance-based Full Value Awards granted under the Plan are assumed or substituted as provided in Section 15(c)(iii) above, such outstanding performance-based Full Value Awards will be deemed to have satisfied any applicable performance-based vesting conditions at the target level and any service-based vesting requirements of the Awards if, within 12 months after the merger or Change in Control, the Participant’s status as a Service Provider:
(1)is terminated by the Company or any Subsidiary without Cause;
(2) ceases as the result of an Involuntary Termination; or
(3)terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a subsidiary, or any successor thereof.
(vii)Section 409(a) Limit. Notwithstanding anything in this Section 15(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.
(d)Outside Director Awards. With respect to Awards granted to Outside Directors for their service as Outside Directors, in the event of a merger or Change in Control, such Participants will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Awards, including those Shares which would not be vested or exercisable, all restrictions on such Participants’ Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Participants’ Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreements or other written agreements between the Participants and the Company or any of its Subsidiaries or Parents, as applicable.
16.Tax Matters.
(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any withholding obligations for Tax-Related Items are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy any Tax-Related Items required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding obligation for Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount) if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount), in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) to cover the amount of the withholding obligation for Tax-Related Items, (v) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, (vi) any other method of withholding determined by the Administrator, or (vii) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum statutory rates applicable in a Participant’s jurisdiction with respect to the Award on the date that the amount of Tax-Related Items to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the amount of Tax-Related Items to be withheld is calculated.
(c)Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.
17.Miscellaneous.
(a)Stockholder Approval and Term of Plan. The Plan will become effective upon its approval by the Company’s stockholders. No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by October 16, 2023, the Plan will be of no further force or effect. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 18(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date may be exercised, vested, or otherwise effectuated beyond the Termination Date unless limited in the Award Agreement or otherwise.
(b)Legal Compliance. Shares will not be issued pursuant an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(c)Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
(d)Inability to Obtain Authority. If the Company determines it to be impossible or impracticable to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

(e)No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
(f)Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award and any other compensation paid or payable to a Participant (including, but not limited to, equity awards issued outside of this Plan) (such compensation, “Other Compensation”) will be subject to the Company’s clawback policy in effect as of the adoption of this Plan, and will be subject to any other clawback policy of the Company as may be established and/or amended from time to time to comply with Applicable Laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award or Other Compensation and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this subsection (f) specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary.
18.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator, at any time, may amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws, or otherwise, to the extent obtaining approval is desirable.
(c)Consent of Participants Generally Required. Subject to Section 18(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.
(d)Exceptions to Consent Requirement.
(i)A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights, and
(ii)Subject to the limitations of Applicable Laws, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done.
(1)in a manner expressly permitted under the Plan;
(2)to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
(3)to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
(4)to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A; or
(5)to comply with other Applicable Laws.

FLEXSTEEL
Industries

FLEXSTEEL INDUSTRIES, INC.
P.O. BOX 877
DUBUQUE, IA 52004-0877

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FLXS2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91967-P80768 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXSTEEL INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three (3) Class III Directors to serve until the 2025 Annual Meeting and until their respective successors have been elected and qualified or until their earlier resignation, removal or termination.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William S.Creekmuir
02) M. Scott Culbreth
03) Jerald K. Dittmer

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve, the Flexsteel Industries, Inc. 2022 Equity Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D91968-P80768

FLEXSTEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Flexsteel Industries, Inc., hereby appoints Jerald K. Dittmer and G. Alejandro Huerta, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote at the Annual Meeting of the Shareholders of Flexsteel Industries, Inc., to be held at www.virtualshareholdermeeting.com/FLXS2022 on Wednesday, December 14, 2022 at 10:00 a.m. Central Time and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side